AS FILED WITH THE UNITED STATES SECURITIES
                   AND EXCHANGE COMMISSION ON AUGUST 23, 2006


                           REGISTRATION NO. 333-130722

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM SB-2/A


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          NUEVO FINANCIAL CENTER, INC.
                 (Name of small business issuer in its charter)


           DELAWARE                        5045                   23-3048444
(State or other jurisdiction of      (Primary Standard         (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification No.)
                                          Code)


                             2112 Bergenline Avenue,
                              Union City, NJ 07087

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Tel: (201) 537-0956
                              --------------------
                           (Issuer's telephone number)

       (Name, address, including zip code, and telephone number, including area code, of agent for service of process)


                          Copies of communications to:
                                 JOSEPH I. EMAS
                             1224 WASHINGTON AVENUE
                           MIAMI BEACH, FLORIDA 33139
                          TELEPHONE NO.: (305) 531-1174
                          FACSIMILE NO.: (305) 531-1274

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|



------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Title of each class of       Amount to be          Proposed maximum       Proposed maximum           Amount of
    securities to be          registered(1)        offering price per     aggregate offering      registration fee
       registered                                       share(2)                 price
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common stock, par value   25,668,223             $1.00                   $25,668,223.           $2,747.
$0.001 per share
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Total                     25,668,223             $1.00                   $25,668,223.           $2,747.
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) The proposed maximum offering price per share is based upon the expected public offering price of $1.00 per share pursuant to the Rule 457(a). The common stock is presently not traded on any market and the Registrant makes no representation as to the price at which its common stock may trade.

(3) Represents shares of the registrant's common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.



================================================================================


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED AUGUST 23, 2006


                             PRELIMINARY PROSPECTUS


                          NUEVO FINANCIAL CENTER, INC.


                        25,668,223 SHARES OF COMMON STOCK


This prospectus relates to the resale or other disposition of up to 25,668,223 shares of our common stock, $0.001 par value per share, by certain of our shareholders. These persons, together with their transferees, are referred to throughout this prospectus as "selling shareholders."


We issued all of these shares in private placement transactions completed prior to the filing of this registration statement.

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. Instead, the shares may be offered and sold from time to time by the selling shareholders and/or their registered representatives at a fixed price of $1.00. As a result of such activities, the selling shareholders may be deemed underwriters as that term is defined in the federal securities laws.

Our common stock does not presently trade on any exchange or electronic medium. We intend to apply to have our common stock listed on the OTC Bulletin Board once this prospectus is declared effective. However, no assurance can be given that our common stock will trade on the OTC Bulletin Board or any other exchange or electronic medium.


YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.


Neither the United States Securities and Exchange Commission nor any state securities commission has approved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.




                 The date of this prospectus is August 23, 2006.

                                TABLE OF CONTENTS


Prospectus Summary                                                             1
Risk Factors                                                                   5
Description of Business                                                       11
Executive Compensation                                                        19
Where you can get more information                                            19
Use of Proceeds                                                               20
Directors and Executive Officers                                              20
Management's Discussion, and Analysis or Plan of Operation                    22
Litigation                                                                    25
Security Ownership of Certain Beneficial Owners and Management                25
Principal Stockholders                                                        26
Selling Shareholders                                                          27
Dilution                                                                      32
Plan of Distribution                                                          32
Description of Securities                                                     34
Experts                                                                       34
Legal Matters                                                                 35
Disclosure of Commission Position of Indemnification for Securities Act
Liabilities                                                                   35
Certain Relationships and Related Transactions                                36
Financial Information                                                         37

                               PROSPECTUS SUMMARY


This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading "Risk Factors." In this prospectus, the terms "NUEVO" "we," "us," and "our" refer to NUEVO FINANCIAL CENTER, INC.


OUR COMPANY


On June 2, 2000, Millennium Capital Venture Holdings, Inc. ("MCVH") was incorporated under the laws of the State of Delaware. The Company's fiscal year end is December 31.

The Company is authorized to issue 100,000,000 shares of common stock at $0.0001 par value. On June 2, 2000, the Company issued 5,000,000 shares of its common stock to DotCom Internet Ventures Ltd., pursuant to Rule 506, for an aggregate consideration of $500 in services. These shares were subsequently transferred on June 26, 2001 to Mr. Bruno Desmarais ("Desmarais").

On June 26, 2001, the sole shareholder of MCVH sold its shares to Desmarais, who thus became the sole shareholder, officer and director of Millennium. Desmarais commenced looking for an acquisition candidate for MCVH.

5,000,000 shares, representing 100% of the issued and outstanding common stock of the issuer were transferred. The purpose of the acquisition was to obtain control of the issuer and ultimately engage in a specific business.

At March 31, 2001, the Company had not yet commenced any formal business operations, and all activity to date relates to the Company's formation and proposed fund raising.

On April 9, 2002, the Company filed its 2002 Employee Stock Option and Stock Award Plan on Form S-8. Under the terms of this plan, the maximum number of shares of the voting common stock of the Company that may be optioned or awarded under this Plan is 1,000,000 shares. Pursuant to this Plan, 1,000,000 shares were issued to consultants of the Company in settlement of services rendered of $100,000.


On April 24, 2002, the Company entered into a Share Exchange and Purchase Agreement to acquire between 75% and 100% of the issued and outstanding shares of common stock of Guitron Corporation, a company incorporated under the laws of the Province of Quebec, Canada, in exchange for 16,000,000 shares of the Company's common stock. The exchange was subject to shareholder approval and the Company being approved for trading on the OTC:BB within 90 days of the signing. Prior to submission of the exchange for shareholder approval, the parties agreed to cancel the Share Exchange and Purchase Agreement and negotiated a Break-Up Agreement for this purpose in June 2002.


As of November 1, 2002, the Company acquired all of the issued and outstanding shares of Mada Multimedia Inc. ("Mada"), a corporation organized under the laws of the Province of Quebec. The Company purchased Mada for $1,000. Mada was a company specializing in the conception, production and marketing of multimedia application in the financial education sector. It also offered training courses and simulations in the stock trading sector. Mada was projecting to achieve sales in Canada, the United States and Europe. In connection with the acquisition, the Company's largest shareholder, Desmarais, gave Mada's sole shareholder, Mario Drolet, the option to purchase 2,000,000 of the shares of the Company owned by Desmarais for $350,000. These options were canceled in February 2005.


In January 2003, in order to raise capital for the Company's ongoing needs for accounting services, legal representation and auditing, the Company conducted a private placement of its securities. Under such offering, the Company sold 850,000 shares of common stock and realized total proceeds of $42,500 from such sales. The shares were sold to family members, business associates, close friends of the Company's officers and directors. The shares were issued pursuant to exemptions provided by Section 4(2) of the Securities Act and Regulations D and S promulgated by the Securities and Exchange Commission thereunder. No commissions or finders fees were paid by the Company in connection with the sale of these shares.

On February 4, 2005, Mr. Andre St-Arnaud, Mr. Nil Lapointe, Mr. Mario Drolet and Desmarais resigned as Directors and Officers of MCVH.

Mr. Francis Mailhot ("Mailhot") was nominated and appointed as a Director and as President and CEO of MCVH, with the intention to revive the business by first completing the audits of year 2003 and 2004, to bring MCVH current in its filings. The Company then proceeded to write-off the Mada assets, as the Company failed to execute its business plan due to a lack of financial resources and the inability to raise further funds. Mailhot subsequently started to look for a potential acquisition for MCVH.

On  March  11,  2005,   MCVH,   completed  the   acquisition   of   Telediscount
Communications Inc. ("Telediscount"), a New York corporation, pursuant to an Agreement and Plan of Merger.

Founded in 1998, Telediscount is a provider of communication and wire remittance products and services to the rapidly growing Hispanic population within the United States. The Company currently has 14 company-owned stores that target working-class communities in the New York metropolitan area where there is a high concentration of Hispanics. Our historical customer traffic flow into the stores has shown a stable demand for telecommunication products and an increase in demand and requests for financial products by our customers, many whom are considered "underbanked". Thus, the Company is in the process of converting its stores into "financial and telecommunication stores".

According to the Federal Reserve, 9.7% of households in the United States, approximately 26 million individuals, many of whom are Hispanic, do not have typical transaction accounts at mainstream depository banking institutions. An additional 40 million individuals, do not have either a savings account, or access to credit, and are thus considered "underbanked".

To better position itself as a provider of financial products and services, on November 18, 2005, the Company changed its name to Nuevo Financial Center, Inc. ("Nuevo"). The Company intends to market an expanding array of financial products, such as storage value cards, debt consolidation program, payday loans, check cashing, money orders, bill payment, auto insurance, home mortgage and prepaid credit cards, etc., in addition to its current financial and telecommunication products, such as wire remittances (transfers), cell phones and accessories, prepaid calling cards and cellular cards, long distance calling and internet access. Additionally, it is looking to create a network of affiliated distribution channels in Mexico and in other Latin American countries for its financial products. The store base growth will be driven by two modes: franchising the concept and adding affiliated stores to the distribution channel.

The Company may face certain challenges in executing its business model, including but not limited to: competition, the inability to secure the appropriate state licensing to offer such services as check cashing, insurance, mortgages or real estate; the inability to secure adequate financing to execute its business strategy; and the inability to successfully market and attract customers.

On April 7, 2005, Mailhot resigned as President and CEO of MCVH.

Mr. Rainey Sellars, Mr. Tim Gardner and Mr. Jose Araque were appointed to the Board of Directors ("Board") of MCVH and on November 30, 2005, the Board accepted the resignation of Mailhot as a director of Nuevo.

                            SUMMARY OF FINANCIAL DATA


                     (IN THOUSAND, EXCEPT PER SHARE AMOUNTS)



The summary of financial data as of and for the year ended December 31, 2005 is derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2005, including the notes to those financial statements, which are included elsewhere in this registration statement along with the section titled "Management's Discussion and Analysis or Plan of Operation". The summary of financial data is derived from and should be read in conjunction with unaudited financial statements and notes to financial statements for six months ended June 30, 2006 and the year ended December 31, 2005.



                                                       FOR THE SIX MONTHS    FOR THE YEAR ENDED
                                                      ENDED JUNE 30, 2006     DECEMBER 31, 2005
                                                      -----------------------------------------
                                                          (UNAUDITED)             (AUDITED)
Revenues                                                   $  1,554,264          $  2,956,388
     Less: sales discounts, returns and allowances                    0                     0
                                                           ------------          ------------

Net revenue                                                $  1,554,264          $  2,956,388

Cost of sales                                                   920,228             2,156,411
                                                           ------------          ------------

Gross profit                                                    634,036               799,947

Total general and administrative expenses                       964,699             1,639,614
                                                           ------------          ------------

Loss from operations                                           (330,663)             (839,667)

Other income and (expense)
     Miscellaneous income                                         2,500                    --
     Closed store reserve                                       (54,540)                   --
       Penalties                                                 (1,781)                   --
     Loss on abandonment on assets                                   --              (114,072)
                                                           ------------          ------------
Total other income and (expense)                                (53,821)             (114,072)

Loss before taxes                                              (384,484)             (953,739)

Provision for federal income taxes                                    0                     0
                                                           ------------          ------------

Net loss                                                   $   (384,484)         $   (953,739)
                                                           ============          ============

Net loss per common share:

Basic                                                      $      (0.01)         $      (0.01)
                                                           ============          ============
Diluted                                                    $      (0.01)         $      (0.01)
                                                           ============          ============

Weighted average number of common shares:

Basic                                                        23,700,000            46,903,617
                                                           ============          ============
Diluted                                                      26,821,085            46,903,617
                                                           ============          ============


The following table provides a summary of our balance sheet data at June 30, 2006 (unaudited):


                                                              JUNE 30, 2006
                                                               (UNAUDITED)
                                                                  ACTUAL
BALANCE SHEET DATA:

Cash, cash equivalents and investments                          $    354,026
Working capital (deficiency)                                    $   (822,341)
Total assets                                                    $    967,554
Stockholders' equity                                            $   (262,091)


THE OFFERING

Common stock outstanding      25,668,223 shares as of August 18, 2006

Common stock that may         Up to 25,668,223 shares; representing all shares
be offered by                 of our common stock that were previously issued to
selling shareholders          the selling shareholders.


Total proceeds                We will not receive any proceeds from the resale
raised by offering            or other disposition of the shares covered by this
                              prospectus by any selling shareholder.

Risk factors                  There are significant risks involved in investing
                              in our company. For a discussion of risk factors you should consider before buying our common stock, see "Risk Factors" beginning on page 5.

                                  RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. Therefore, in evaluating us and our business you should carefully consider the risks set forth below, which the Company believes are the material risks associated with investing in our common stock. You should be in a position to risk the loss of your entire investment.

RISKS RELATING TO OUR COMPANY

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS.

Our future operations are contingent upon increasing revenues and raising capital for expansion of our markets. Because we have a limited operating history, you will have difficulty evaluating our business and future prospects. You should consider our prospects in light of the risks, uncertainties, expenses and difficulties we will face as an emerging business. Without taking into consideration its growth and expansion plans, the Company believes that it will require approximately $500,000 to fund its operations for the next twelve months and it is currently seeking such financing. Furthermore, the Company plans to seek $5 to 10 Million in financing to fund its growth and expansion strategy.

IF WE ARE UNABLE TO OBTAIN FINANCING TO SUPPORT OUR FUTURE GROWTH PLANS, WE WILL HAVE TO CURTAIL OUR OPERATIONS AND OUR GROWTH PLANS, WHICH WILL NEGATIVELY AFFECT THE VALUE OF YOUR INVESTMENT.


Our plan of operations involves development and marketing costs. We may need additional funding from bank financing or financing from a debt or equity offering. If we are unable to obtain financing when needed on favorable terms, we may be forced to curtail our operations and our growth plans, which will negatively affect the value of your investment.

THE REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONTAINS EXPLANATORY LANGUAGE INDICATING THAT SUBSTANTIAL DOUBT EXISTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The independent auditor's report on our financial statements contains explanatory language indicating that substantial doubt exists about our ability to continue as a going concern. The report states that we have not been able to generate sufficient cash flows from operations and have incurred net losses since inception, delinquent on certain obligations and have been dependent on equity and debt financing to support our business efforts. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations.

AS A RESULT OF OUR NET LOSSES FOR THE YEAR ENDED DECEMBER 31, 2005 AND THE SIX MONTHS ENDED JUNE 30, 2006, THE ABILITY TO ACHIEVE AND MAINTAIN PROFITABILITY IS TENUOUS.

During our calendar year ended December 31, 2005 and for the six months ended June 30, 2006, we incurred a net loss of approximately ($953,739) and ($384,484), respectively. Our ability to generate sufficient revenues and to achieve profitability depends on many factors, including the market acceptance of our products and services, our ability to control costs and our ability to implement our business strategy. There can be no assurance that we will become or remain profitable.


COMPETITION.

The Company will likely face competition from a variety of sources seeking to gain access to the Hispanic market to sell their financial products and services. While the Company is not presently aware of any other company looking to develop a national chain of financial and telecommunication retail centers, there currently is and will likely continue to be competition from insurance companies, banks, mortgage companies, check cashing businesses, tax preparers, and other businesses. In addition, some of these competitors may have greater financial resources than the Company that will enable them to outperform the Company.

REGULATORY MATTERS

The Company may be subject to certain regulatory or legal restrictions or compliance issues that could limit the expansion of its products, services or retail centers. At present, the Company is not aware of any such matters that could impede the execution of its strategy.

CREDIT RISK


While the Company does not anticipate being a direct lender or underwriter of any financial products, it may be subject to various federal, state or other regulatory risks as a broker, agent, or other party to financial transactions. At present, the Company is not aware of any such matters. Furthermore, the Company has secured errors and omissions insurance coverage to address these matters; however, there is no assurance that such coverage would be sufficient should such risk arise.


TECHNOLOGY


The Company's business strategy is dependent upon the acquisition and/or development of adequate information and point-of-sale systems that will enable the Company to manage its customer database, execute business transactions and protect the personal and financial privacy of its customers. At present, the Company does not have an integrated management information system, although it intends to use a portion of the proceeds from its contemplated financing to secure such systems. Furthermore, the Company is reliant on external technology to deliver certain of its products and services related to long distance calling, wire transfers, and internet access, the cost and delivery of which is subject to third party providers, and there is no assurance that the Company will be able to have continuing and uninterrupted service, or have access to reasonable pricing to deliver such services at a profit.


IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, THEN WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

The success and growth of our business will depend on the contributions of our Chairman and President, Jose Araque, and a small number of other key personnel, as well as our ability to attract, motivate and retain other highly qualified personnel. Competition for such personnel in the financial stores business is intense. We do not have an employment agreement with Jose Araque or any of our other employees. The loss of the services of any of our key personnel, or our inability to hire or retain qualified personnel, could have a material adverse effect on our business.

IF OUR BUSINESS PLAN FAILS, OUR COMPANY WILL DISSOLVE AND INVESTORS MAY NOT RECEIVE ANY PORTION OF THEIR INVESTMENT BACK.

If we are unable to realize profitable operations, or raise sufficient capital, our business will eventually fail. In such circumstances, it is likely that we will dissolve and, depending on our remaining assets at the time of dissolution, we may not be able to return any funds back to investors.

OUR RESULTS OF OPERATIONS MAY HIGHLY FLUCTUATE FROM QUARTER TO QUARTER AS WE CONTINUE TO GROW, THEREFORE YOU CANNOT USE THESE RESULTS TO PREDICT HOW WE MAY PERFORM IN THE FUTURE.

As a result of our limited operating history, we do not have historical financial data for a significant number of periods in which to base our planned operating expenses. Our expense levels are based in part on our projections as to future revenues that are expected to increase. It is anticipated that as we mature, our sales and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, among others:

      o general domestic and international legal, economic, political and market conditions;
      o     demand for our products and services;
      o number, timing and significance of product enhancements and new product introductions by us and our competitors;
      o     volume, timing of, and ability to fulfill orders from clients;
      o     changes in the level of operating expenses;

      o expenses incurred in connection with our plans to fund greater levels of sales and marketing activities and operations and develop new distribution channels and services;
      o     product defects and other product or service quality problems;
      o     increases in our costs of  borrowing;
      o     seasonal variations in the sale of our products; and,
      o     pricing changes in the industry.

Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial conditions and results of operation.


RISKS RELATING TO THIS OFFERING

OUR SHARES WILL BE "PENNY STOCKS" WHICH ARE SUBJECT TO CERTAIN RESTRICTIONS THAT COULD ADVERSELY AFFECT THE LIQUIDITY OF AN INVESTMENT IN US.

We intend to initially trade our common stock in the over-the-counter market. The stock price will likely be at less than $5.00 per share. Such shares are referred to as "penny stocks" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In general, penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want. Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, AND EVEN IF A MARKET DEVELOPS, IT WILL LIKELY BE THIN AND SUBJECT TO MANIPULATION.


Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

      o     variations in our quarterly operating results;

      o     changes  in   securities   analysts'   estimates  of  our  financial
            performance;

      o changes in general economic conditions and in the healthcare industry;

      o     changes in market valuations of similar companies;

      o     announcements  by us or our competitors of significant new contracts
            with  artists,   acquisitions,   strategic   partnerships  or  joint
            ventures, or capital commitments;

      o     loss of a major customer, partner or joint venture participant; and,

      o     the addition or loss of key managerial and collaborative personnel.


The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.


OBTAINING ADDITIONAL CAPITAL THROUGH THE FUTURE SALE OF COMMON STOCK AND DERIVATIVE SECURITIES WILL RESULT IN DILUTION OF STOCKHOLDER INTERESTS.

      We plan to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

IF THE SELLING SHAREHOLDERS SELL A LARGE NUMBER OF SHARES ALL AT ONCE, OR IN BLOCKS, THE MARKET PRICE OF OUR SHARES WOULD MOST LIKELY DECLINE.


The Selling Shareholders are offering 25,668,223 shares of our common stock through this prospectus, representing all of our issued and outstanding shares as of the date of this prospectus. The Selling Shareholders are required to sell their shares at $1.00 per share until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large numbers of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent all of the common shares outstanding as of the date of this prospectus.


IF A MARKET FOR OUR COMMON STOCK DEVELOPS, THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES, AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If market for our common stock develops and our operating results fluctuate negatively in any future quarter, the volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares, or the availability of common shares for sale at any time, will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

TO DATE, WE HAVE NOT PAID ANY CASH DIVIDENDS AND NO CASH DIVIDENDS WILL BE PAID IN THE FORESEEABLE FUTURE.

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION, THEREBY DIVERTING OUR RESOURCES THAT MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

WE ARE SUBJECT TO THE CERTAIN ANTI-TAKEOVER PROVISIONS UNDER DELAWARE LAW, WHICH COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF OUR COMPANY THAT MIGHT OTHERWISE RESULT IN YOU RECEIVING A PREMIUM OVER THE MARKET PRICE FOR YOUR COMMON SHARES.

As a Delaware corporation, we are subject to certain provisions of the Delaware Business Corporation Law anti-takeover rules and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity, or equity related securities, in the future at a price we deem appropriate.

                           DESCRIPTION OF THE BUSINESS


THE COMPANY HISTORY
--------------------------------------------------------------------------------

      Nuevo, through its predecessor, was founded in 1998, and has been a provider of wire remittance or wire transfers (where a customer gives the Company funds to electronic transfer to another person, usually internationally, through a worldwide network of banks), and telecommunication products and services to the rapidly growing Hispanic population in the United States. As of December 2005, the Company had revenues of approximately $3.0 Million. Such revenues are principally derived from commissions from wire remittances, the sale of cellular phones and accessories, calling cards, long distance calls, providing internet access, as well as other products and services. The approximate revenue breakdown and percentage is presented as follows:

Product                                 Revenue            Percentage
Long Distance Calling                  $1,035,598              35%
Bill Payment                           $  438,170              15%
Wire Remittance(1)                     $  380,553              13%
Cellular Phones                        $  351,475              12%
Prepaid Cellular Cards                 $  363,162              12%
Internet Access                        $  211,517               7%
Prepaid Long Distance Phone Cards      $  103,711               4%
Other(2)                               $   72,202               2%

  Total                                $2,956,388             100%


(1) The Company receives commissions ranging from 2% to 4% of the amount wired. The Company averages between $500,000 to $1,000,000 in the amount of funds wire transferred, per week, at all of its retail locations.

(2)   Photo IDs, fax, copies, courier, P.O. Box, etc.

      As part of its growth strategy, the Company seeks to leverage its existing operations of 14 centers that are strategically located throughout the NY metropolitan area in New Jersey, in Long Island and in Westchester County, New York. It also wants to take advantage of its customer base by expanding its product lines and partnerships with financial companies to address the growing need for financial services in the Hispanic community. Thus, the Company is in the process of introducing new products and services into its stores and intends to open new locations targeting working-class communities across the United States where there is a high concentration of Hispanics who have a strong demand for financial products, as well as for those financial and telecommunication products currently offered by the Company.

      The Company intends to market, in addition to its current wire remittance and telecommunication products and services, a comprehensive range of financial products and services. The core financial products will be centered on i) wire remittance; ii) insurance; iii) financing; and iv) credit instruments, which will enable Nuevo Financial customers to establish credit, gain greater access to credit markets and protect their assets. Ancillary products will include, but not be limited to:

      o real estate - The Company intends to become a license real estate broker offering such real estate services as assisting consumers in the purchase, sale or rental of residential and commercial property;

      o     travel  -  The  Company   will  offer   access  to  booking   travel
            arrangements;

      o check cashing - Cashing all types of checks, including payroll, government, personal, two-party, money orders, insurance drafts, cashier's checks and more. Since many banks now refuse to cash checks for people who do not have bank accounts. For those with bank accounts, banks can hold the deposited funds for several days or even weeks until the check clears their banking system;

      o tax preparation and related services - The Company will offer tax services included preparation of income tax returns and applications for tax identification numbers;

      o payday loans - Where permitted by law, the Company intends to initially offer, through an affiliate program, access to pay day loans or cash advances. These are short term loans that provide consumers with additional money until their next payday;

      o storage value cards - provide a way to make financial transactions. Stored value cards use magnetic stripe technology to store information about funds that have been prepaid to the card. Payroll cards, government benefit cards, prepaid debit cards, gift cards, and telephone cards are examples of stored value cards;

      o prepaid credit cards - For consumers no credit or past credit problems, it can be very difficult to get credit cards. Prepaid credit cards, work exactly like a regular credit card. Consumers can open an account and "pre-load" the card with cash up-front, similar to a pre-paid calling card. Then, they use their prepaid MasterCard or Visa anywhere these cards are accepted; and,

      o money orders - Money orders are the convenient, safe and economical alternative to personal and bank checks. They're easy to buy and are readily accepted as a form of currency. They provide the security of a bank check, at a lower price. As there's no need for a bank account consumers don't need to wait days for it to clear. As well as being cashed on-the-spot, money orders can be deposited directly into a bank account, subject to a clearance period.


      Additionally, Nuevo is looking to create a network of affiliated distribution channels in Mexico and in other Latin American countries for all of its products and services. Product and service growth will be driven by selected acquisitions and strategic alliances; while retail center and distribution growth will be driven by three modes: franchising the retail center concept, adding affiliated stores to the distribution channel; and through a new website.


BUSINESS MODEL OPPORTUNITY
--------------------------------------------------------------------------------



      Nuevo has developed a business model that combines robust digital technologies with migrant-agent distribution channels to address the underserved, underbanked and underinsured rural and semi-rural migrant-sending and migrant receiving communities that pay large fees to stay connected and transfer significant sums of money from the United States, as well as those Hispanic immigrants seeking to establish themselves in the US, need to establish credit and create asset accumulation. The model has two main elements: (1) building a digitally empowered network of Company-owned, franchised and affiliated stores and (2) develop a multitude of financial products for this network.


      The growth of the Hispanic population is well documented. According to the Census Bureau report released in June 2004, an estimated 39.8 million Latinos live in the United States, an increase of almost 13% since the 2000 Census. It projects Hispanics will increase their ranks by 188% to 102.6 million - or roughly one-quarter of the population by 2050. Hispanics will account for nearly one out of every five US residents by 2012, if current growth rates continue.

      Hispanics are now the largest minority in the US, comprising 13% of the population. Moreover, their buying power has nearly tripled, from $222 billion in 1990 to $653 billion in 2003, according to a University of Georgia report.
The median income of Hispanic households rose 20% from $27,977 to $33,565 between 1996 and 2001, while the median for all US households climbed just 6%. Many financial service industry analysts believe that more than half of all US retail banking growth in financial services during the next two decades will originate from the growing Hispanic market. A projection made in 2003 by the TowerGroup, a research and advisory firm that focuses on the global financial services industry, estimates that up to 70% of the growth for US financial services between 2003 and 2008 could come from the Hispanic market alone.

      As a result, high-growth Hispanic communities will have a greater need for financial literacy programs, cash remittance services, and bilingual tellers, financial advisors and loan officers. Thus, financial institutions face many challenges trying to integrate this growing Hispanic population into the mainstream of the financial services industry.

      The Company recognizes that 24% of the Hispanic households do not utilize traditional banking channels. As a result, they are currently using alternative services such as check cashing outlets and payday loans for their financial needs, despite paying exorbitant transaction costs. Industry analysts believe this is an opportunity to create low-cost and flexible financial products that can address the needs of a large segment of the Hispanic community. A 2003 white paper published by the Federal Reserve Bank of Chicago, suggests that in order for financial service companies to reach the Hispanic community, a "COMPREHENSIVE APPROACH TO SERVICES...SEEMS TO BE THE MOST PROMISING", adding that offering "TELEPHONE SERVICES IS ESSENTIAL." The Company believes that its store concept offers a unique blend of what the Hispanic community has been accustomed to, as well as providing what they are seeking, which is fair and equitable access to mainstream financial products and services in an environment they can trust.


      The Company believes that its positioning and familiarity in the communities it serves, as well as its expanded product offerings, convenient locations, and extended hours are some of the reasons Nuevo Financial will benefit from these trends. These factors give it a distinct advantage over mainstream financial institutions.


INDUSTRY TRENDS
--------------------------------------------------------------------------------

      As the Company plans to expand its products to include financial services and related offerings, there is substantial evidence to support its strategy and business model:


      o According to the Federal Reserve, 9.7% of households in the United States, approximately 26 million individuals, do not have typical transaction accounts at mainstream depository banking institutions. An additional 40 million individuals either do not have a savings account or access to credit, and are thus considered underbanked. Together, the total number of underbanked individuals in the United States is estimated to be nearly 70 million, generating aggregate annual income in excess of $300 billion. Prepaid products represent the largest remaining untapped market for consumer payments, reflecting huge growth potential--estimated at $2.1 trillion. Moreover, 35 million people - migrant workers and immigrants - in the US are living outside of their country of origin.


      o According to a 2000-01 MacroMonitor survey, rising household incomes and the family-oriented culture of Hispanic households portend strong market potential for financial products such as credit cards, home mortgages, and life insurance. The report suggests that to be able to capture the increasing numbers of Hispanic households achieving middle-class status in the coming years, financial institutions should be establishing relationships with the Hispanic community now, when the competition to meet its financial needs is still wide open, and which should focus primarily on financial education and building trust.

      o As a group, Hispanics are becoming more affluent. According to Hispanic Trends, median income has risen 136% since 1980, and the proportion of Hispanic households earning more than $100,000 increased from one and one half percent to seven percent, the middle income bracket, from $35,000 to $99,990, grew from 34.2% to 41.3%. In addition, a research division of Hispanic Business, Inc. states that the net worth of US Hispanics households increased by 41.4% from 1998 to 2000, mainly because of increases in interest-earning accounts, real estate investments, IRAs and Keoghs, and 401(k)s. While immigration and a high birthrate (nearly five percent, compared with a US average of around one percent) are factors in this growth in spending, household incomes--driven by Hispanic consumers now entering their prime earning years--will increase by about three percent.

      o Studies show that the Hispanic real estate market is the nation's fastest-growing, according to the University of Georgia. A study by the Pew Center for Hispanic Studies (the "Pew Study") concluded that Latinos "are the principal source of new workers" in the US economy. Through the ups and downs of the recent economic slowdown, Hispanic workers have managed to maintain a higher growth rate in employment than non-Hispanics. An important factor to consider is that the average age in the United States is 35, "while the average age among Hispanics is eight years younger," the study said. Thirty-five-year-olds in this country are typically looking to buy their second house. But because of the age difference between the total population and the Hispanic population, the Pew Study is projecting that eventually three out of five first-time home buyers will be Hispanic. High-value sectors, such as real estate, are expected to provide half of the growth in Hispanic purchasing power from 2001 to 2008. The Hispanic housing market, for example, is projected to expand by more than $90 billion - a 60% to 70% increase.

      o The use of paper-based payment instruments is declining. Technology is enabling a new generation of product offerings by non-mainstream financial institutions for the underbanked consumer. A new report from Celent Communications, Self-Service for the Underbanked, predicts that self-service technology will be pivotal in enabling alternative financial entities to capture US$3.3 billion, or 22%, of the underbanked consumer market by 2010. The underbanked sectors representing nearly 33 million US households have traditionally been served by a variety of alternative financial services providers, including check cashing stores, money transfer services, and alternative credit sources. From time to time, banks have attempted to enter this market, often with disappointing results. Despite this record, the growth of the alternative financial services market and the development of new self-service technologies is an opportunity for financial institutions to reevaluate the market opportunity represented by this long-overlooked sector.


      o Check cashing services, along with payday loans, are among the fringe financial services that mainstream financial institutions have tried to enter with little success. Between 11 million and 13 million underbanked Americans, and as many as 30 million Americans overall, use check cashing services. According to the Filene
            Research Institute, high-fee check cashing outlets process 180 million checks worth $55 million annually and typically generate profit margins of 12-30%. Virtually nonexistent a decade ago, the payday loan industry has grown in recent years, today totaling 22,000 outlets.

      o An additional market is remittance, which is considered one of the most lucrative for the underbanked Hispanic community. According to the Inter-American Development Banks Multilateral Investment Fund, the remittance market in 2005 to Latin America is projected to total $40 billion with annual revenues of $2 billion. It is growing at seven percent as the Patriot Act has raised the cost and obstacles of formal methods of transferring money between the U.S. and Latin American countries.



--------------------------------------------------------------------------------

RAPID GROWTH IN CUSTOMER BASE

      Hispanics are the fastest growing minority in the country, accounting for 12.5% of the US population. As the following table highlights, government statistics show that there are 18.3 million legal Hispanics above the age of 12 living in the United States. However, there is an estimated additional 5 million Hispanics that are considered undocumented immigrants. The influx of immigrants and the larger than average families result in the minority growing at five percent while the US population is averaging growth of just over one percent.

     HISPANIC POPULATION BY US CITY
     (DOCUMENTED HISPANICS ABOVE 12 YEARS OF AGE)


------------------------------- ----------------------------- ----------------------------- --------------------------
                                     # Of Hispanics                % of City                     % of US
                                     12-yrs+ age                   Population                    Hispanics
------------------------------- ----------------------------- ----------------------------- --------------------------
     Los Angeles                     4,458,500                     37.7%                         20.1%
------------------------------- ----------------------------- ----------------------------- --------------------------
     New York                        2,771,000                     18.1%                         12.5%
------------------------------- ----------------------------- ----------------------------- --------------------------
     Miami                           1,168,300                     36.9%                         5.3%
------------------------------- ----------------------------- ----------------------------- --------------------------
     San Francisco                   912,700                       18.1%                         4.1%
------------------------------- ----------------------------- ----------------------------- --------------------------
     Chicago                         854,400                       12.9%                         3.9%
------------------------------- ----------------------------- ----------------------------- --------------------------
     Houston                         778,500                       22.7%                         3.5%
------------------------------- ----------------------------- ----------------------------- --------------------------

------------------------------- ----------------------------- ----------------------------- --------------------------
     TOTAL                           18,318,176                    NA                            10.2%
------------------------------- ----------------------------- ----------------------------- --------------------------

      The average Hispanic household has an average income level of $34,000 and purchasing power of $581 billion in 1998, according to DRI/McGraw Hill. More importantly, Per the Tower Group study noted above, Hispanics are expected to be a major consumer of financial services. Several factors account for this demographic trend including the recent large immigration to the US and large extended families back home. Hispanics also have another important consumer pattern. Often, ease of usage and quality tends to be more important than pricing given the language difficulties when a problem arises. Hispanics tend to use well-recognized brands that they trust. Nuevo Financial plans on marketing its brand name to build upon the trust it has already created in the communities it has served over the past 7 years.

      The recent devastation of Central America by natural disasters and economic difficulties caused by the Brazilian devaluation is creating a surge in illegal immigration to the US, according to the US Border Patrol. Nuevo Financial serves this undiscovered market that is cash-based, loyal and tends to have little price sensitivity.

      Nuevo Financial will be adding new product and services, such as debit cards, auto club, prepaid legal services, health care discount program, ATMs, check cashing, loan financing, insurance, real estate, travel, and tax preparation, through its retail centers and the Internet. These higher value added products and services have gross margins of up to 80%.

COMPANY HAS A THREE-PRONG STRATEGY
--------------------------------------------------------------------------------

      The rapidly growth of the Hispanic community in the United States has created numerous opportunities for entrepreneurial ventures. However, technological and regulatory changes present risks (See RISK FACTORS). As a result, Nuevo Financial management has developed a clear strategy to sustain its growth. The Company has a three-prong approach to the growth and expansion of its business model:

      CAPTURE TRAFFIC: The Company wants to expand by converting and rapidly increasing the number of financial stores and by extending the selection of product offerings. The Company plans to expand its 17 stores to 250 stores within the next several years, primarily through new center openings and franchise development.

      SELECTED ACQUISITIONS: The Company has identified several strategic acquisitions that would, not only increase its revenues and profits, but would accelerate the Company's ability to deliver financial products and services to its targeted customer base, rather than relying solely on strategic alliances to provide such services. The Company is in preliminary discussions with several potential target acquisitions. Such businesses include check cashing outlets, insurance brokers, and mortgage brokers. Such acquisitions, if completed, would enable the Company faster access to these sectors than would be available through normal licensing procedures and provide the Company with its own insurance company and direct lending relationships. As it is currently contemplated, the Company would require approximately $2-4 million for the anticipated cash portion of the purchase prices to complete some or all of its planned acquisitions. The Company will be seeking a $5 - $10 financing to fund its growth and expansion strategy during the next twelve to eighteen months.

      BUILD BRAND RECOGNITION: The Company plans to employ focused and cost-effective sales, marketing and public relations programs. It will target specific groups using established, low-overhead marketing channels, the Internet and programs to develop strong brand awareness.

COMPETITION IS FRAGMENTED
--------------------------------------------------------------------------------

      The success of the product strategy will depend, in part, on the competitive environment. However, we believe that Nuevo Financial is unique at adding value to the customer and can easily differentiate itself from competitors. For example, the retail financial services and calling center industry is highly-fragmented but highly-concentrated in selected ethnic neighborhoods.


      Additionally, our customers are usually less price sensitive and use our facility because of it is superiority (cleaner facility, spacious, variety of services, efficiency, and better customer service). While there is fragmentation in such areas as check cashing, consumer loans, calling centers, tax preparation, etc., there are some strong brands in selected categories, though most have not consolidated all of the services the way the Company intends to provide to its customer base. For example, individually, there are national retail consumer loan companies like Beneficial or American General, tax preparation services such as H & R Block, Jackson Hewitt, check cashing franchises such as Ace Cash Express, as well as several operators of regional calling centers like, VenCom Services in California and Intel Carriers in New York.

MARKETING IS DIFFERENTIATING FACTOR
--------------------------------------------------------------------------------


      The primary vehicle for reaching customers is a retail environment where customers currently wire money to their "home" country, pay their phone and electric bills in the US and Latin America, make international calls to Latin American countries, purchase wireless products and access the Internet, among other services. While the Company is currently an Hispanic retailer in the United States with 14 storefronts located primarily in the New York and New Jersey metropolitan area, the model will be expanded to include the sale of a access of host of financial products and services, such as tax preparation, insurance, financing and other related programs, including travel and real estate. To date, the Company has successfully branded its services throughout the NY metropolitan area and will seek to capitalize on its consistent and loyal customer base.


      By offering a diversified financial services and telecommunications product line, Nuevo Financial overcomes the challenges facing many of its competitors to meet a high fixed cost and overhead when they only offer one or just a few of the services the Company intends to provide, or by virtue of the fact that they only operate one or several locations,. Through expansion and the saturation of our target markets, the Company overall costs per location will be reduced since such costs are spread amongst all of the locations. In addition, the Company's purchasing power for products and services should be more favorable than those of its smaller competitors. The Company's ability to market both low and high margin products and services, together with our customer service focus is key to building retail traffic volume. The Company markets its services to the general public and to local businesses. The Company intends to expand into a variety of advertising and marketing channels

      RETAIL PROMOTIONS: The Nuevo Financial Center is an important marketer of the Company's services to customers. Its strategic location in minority neighborhoods gives the Company a strong advertising vehicle and its diverse product line provides unique cross-promotional opportunities.


      RADIO AND CABLE ADVERTISING: Nuevo Financial also relies on radio and cable television advertising to access residential customers. Spanish radio stations, such as Radio Unica, which is a "news and sports" radio network, target heavy users of financial services and international calling to Latin America. Spanish radio is a low-cost method of advertising to the Company's primary customer.

      TELEMARKETING: The Company will utilize selective telemarketing to approach pre-selected potential customers. The Company believes that marketing by telephone can generate valuable leads for new business. All leads are forwarded to the store manager to independent selling agents to follow-up.

      INDEPENDENT SELLING AGENTS: The Company uses an extensive network of independent selling agents to capture customers. The independent agents will be managed by our director of marketing and typically will be paid a commission per referral and/or a residual commission depending upon actual volume from their referrals.


      INTERNET:  The Company  intends to take full  advantage of the Internet by
      marketing  its  products  and  services  to  Hispanics   domestically  and
      internationally.

THE OPPORTUNITY IS ENHANCED THROUGH INFORMATION SYSTEMS
--------------------------------------------------------------------------------


      Capturing customer data is one of the most important features of the Company's marketing strategy. Information obtained though the centers and online will be monitored and utilized to learn more about customer and enable the
Company to dramatically enhance customer service and cross promotional opportunities. Nuevo's store concept leads management to price the service slightly above the market average; however, by offering a wide selection of products and services, the Company has the competitive advantage of being able to cross-promote or utilize these products and services for promotional incentives. In addition to price, the Company emphasizes non-price differences such as product range, customer service, education, information and quality.


      Additionally, the Company's information system will track customer profile data and purchasing habits. The Company believes that the advanced, effective and customer information system is vital to support its anticipated growth. The internet-based system is scalable for increases in the number of customers and products.

      One of the ways the Company is considering utilizing technology is through the development of a proprietary storage value platform. The Nuevo Financial storage value product would be a remittance card program based on a "gift card" type platform, which allows Nuevo Financial to track and administer the money flow from one cardholder in any Nuevo Financial location to a second cardholder in any other location and/or to create a loyalty program that can be utilized as a customer relationship management tool to offer a "rewards" for purchasing the Company's many products and services. In addition, the program would simplify the addition of other products and the transfer of funds to partners and by providing such products as phone cards, life insurance, and health benefits.

      Nuevo Financial is in discussion with several potential strategic partners in connection with such a program, which might also include the integration of such a proprietary card program with a debit or credit card provider, which would allow for various unique and powerful functionalities.


      The transfer of funds across international borders is regulated by the government Bank Secrecy Act and Anti-Money Laundering Regulation. The Company closely adheres to the Bank Secrecy Act ("BSA") regulations, which require financial institutions located in the U.S., including money remitters to collect information and maintain records for domestic and international money transfers of $3,000 and over.


STRATEGY FOR GROWTH
--------------------------------------------------------------------------------


      Besides the branding and trust that it has built in consumer's mind over the last 7 years, Nuevo has several other advantages to accelerate its product and center expansion and grow its business. Given the development of its telecommunication products, the Company has a state-of-the-art communication network with preferential telecommunication rates. Coupled with the use of new technology such as Voice over Internet Protocol (VOIP), Nuevo can connect all its stores to headquarter at no cost and provide secured broadband connectivity globally. Secondly, the Company has secured long term leases for most of its retail locations in its targeted Hispanic communities with significant foot traffic and calling volume.

      To expand its business, management is focused on completing several key objectives over the next 12 months:

      o Secure key strategic partnerships with financial institutions and Latin America retailers

      o Complete strategic acquisitions for select financial services with license requirements

      o Receive permits and licenses to provide financial services not secured through acquisition

      o Institute a centralized technology platform and database to process financial transactions

      o     Implement aggressive market campaigns to the Hispanic community

      o     Develop a turnkey franchise program

      o     Create e-commerce website

      o     Recruit a world class management team



      The Company plans to expand the retail center operations by undertaking a franchising and the "buildout and roll-out" of strategically located centers. It currently operates 14 stores in the New York metropolitan area that includes New Jersey counties across the Hudson River from New York City and New York counties that include Westchester County and Long Island.

      Management has scouted over 75 locations in the New York/New Jersey metropolitan area, 50 in the LA area, 25 in Chicago, 40 in the states of North and South Carolina, 15 in Dallas, and 15 in Orlando, for further expansion. The Company also plans to use the Internet, direct marketing, radio, cable television and newspaper advertising to market its centers and promote its products and services.


EXPERIENCED MANAGEMENT TEAM
--------------------------------------------------------------------------------


      At present, the Company employs a total of 45 employees, including one executive and two others, who are senior management. In addition, the Company currently utilizes the services of consultants in the areas of corporate and financial services. Immediately following the completion of this Offering, the Company plans to significantly expand its operations and, in connection with such operations, will require additional employees.


      The Company  already has a strong  management  team and Board of Directors
with  many  years  of  experience  in  financial  services,  in  retailing,   in
franchising, in growing companies and in dealing with the Hispanic community:


       Name                     Age                 Position
       ----------------     ----------     -------------------------------
       JOSE ARAQUE              52         CHIEF EXECUTIVE OFFICER, PRESIDENT,
                                           CHIEF FINANCIAL OFFICER, SECRETARY,
                                           TRESURER AND DIRECTOR
       GARY ZAMBRANO            33         DIRECTOR OF FINANCIAL SERVICES
       LYDA VARELA              46         OPERATIONS MANAGER



Also, See DIRECTORS AND EXECUTIVE OFFICERS


      JOSE L. ARAQUE, Chairman, Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer, and Board Member, has 15 years experience in systems/project engineering with General Electric and Westinghouse and has managed his own marketing consulting firm over the past 4 years. He has an MBA from the State University of New York at Albany and an MS in Electrical Engineering from the Polytechnic Institute of New York.

      GARY ZAMBRANO, Director of Financial Services, has over 20 years experience in the financial services industry with such companies as Allstate Insurance Company. Gary is licensed in real estate and insurance and has extensive mortgage and tax preparation experience.


      LYDA M. VARELA, Operations Manager, has over fifteen years of administrative and operational experience. She has held various managerial positions at various entities in Colombia S.A., including Seguros Y Capitalizadora Colpatria a nationwide Life Insurance Company and Empresa Promotora de Salud a nationwide Heath Insurance Company. She was in charge of a staff of 45 people at her latter post. Lyda has a BA in Business Administration from the Universidad Nacional de Colombia, S.A.



EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid over the past three fiscal years with respect to our "named executive officers" as that term is defined by the under the Securities and Exchange Act of 1934.



                           ANNUAL COMPENSATION                           LONG TERM COMPENSATION
                          --------------------------------    ------------------------------------------------------------------
                                                                         AWARDS                         PAYOUTS
                                                              -------------------------------  ---------------------------------
                                                                                               SECURITIES                ALL
                                                                                               UNDERLYING                OTHER
  NAME AND PRINCIPAL                                          OTHER ANNUAL    RESTRICTED       OPTIONS/       LTIP       COMPEN-
  POSITION                 YEAR         SALARY       BONUS    COMPENSATION    STOCK AWARD (S)  SARS (#)       PAYOUTS    SATION
  --------                 ----         ------       -----    ------------    ---------------  --------       -------    ------
  Jose Araque, CEO,        2005       $  69,037      --       --              --               --             --         --
     President, CFO,       2004       $  44,750      --       --              --               --             --         --
     Secretary,            2003       $  25,000      --       --              --               --             --         --
     Treasurer and
     Director



A formal employment agreement has not been executed between the Company and its executive officer.



INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS
--------------------------------------------------------------------------------


      The Company's Articles of Incorporation limits, to the maximum extent permitted by the Delaware Business Corporation Law, the personal inability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions that involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of New York General Corporation Law). The Articles of Incorporation provides further that the Company shall indemnify, to the fullest extent permitted by New York General Corporation Law, any person made a party to an action or proceeding by reason of the fact that such person was a director or officer.

      The indemnification provisions in the Company's Articles of Incorporation may permit indemnification for liabilities arising under the Securities Act of 1933, as amended (The "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                       WHERE YOU CAN GET MORE INFORMATION


In accordance with the Securities Act of 1933, we filed with the SEC a registration statement on Form SB-2 covering the securities in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC's Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, and on the SEC Internet site at http:\\www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.


                                 USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling shareholders.


                        DIRECTORS AND EXECUTIVE OFFICERS

The directors, officers and key employees of the company are as follows:


Name                      Age                  Position
----                      ---                  --------


Jose Araque               52                   Chairman, CEO, President, CFO,
                                               Secretary and Treasurer

Rainey Sellars            43                   Director

Timothy Gardner           37                   Director



The business experience, principal occupations and employment of each of the above persons during at least the last five years are set forth below.


JOSE ARAQUE, CHAIRMAN, PRESIDENT, CEO, CFO, SECRETARY AND TREASURER


Mr. Araque, a director since April 7, 2005, is the Chairman, President and CEO of Nuevo Financial Center, Inc. since April 2005. Prior to Nuevo Financial Center, Inc, he was the Chief Operating Officer at Telediscount Communications, Inc. from August 1998 to March 2005. While at Telediscount he was responsible for construction, managing and operation of the retail chain of stores aimed at providing communication products and services to the Hispanic ethnic market. From April 1996 to July 1998 he founded and developed Medical Marketing and Management, Inc., a consulting firm providing marketing and management services to the medical private practices industry. From January 1980 to March 1996 he worked in various engineering capacities at the General Electric Company and Westinghouse Electric Corp. for 10 and 5 years, respectively. Jose received his MBA from the State University of New York at Albany and a M.S. in Electrical Engineering from Polytechnic Institute of New York.

RAINEY SELLARS, DIRECTOR

Mr. Sellars, a director since April 7, 2005, is a founding partner of Guardian Capital LLC, an SEC registered investment advisor established in September 2004, based in Miami, Florida. Prior to Guardian Capital, he was a Managing Director at Merrill Lynch (New York) for 13 years in the Institutional Group's International Equities Division. He spent the majority of that time responsible for Latin American/Emerging Market Institutional Sales (April 1993-January 2002) helping to build the team into the top-ranked sales and trading group. From February 2002-August 2004, he was based in Miami, with Merrill Lynch's International Private Client Group, developing the Private Investment Bank - a private-client platform which encompassed product selection, risk-adjusted performance and suitable costs for the ultra-high net worth segment. He has made numerous investments in startup companies including Nuevo Financial and
401K.com. He received his MBA from The London Business School in 1991 and a BS in Chemistry and Economics from UNC-Chapel Hill in 1985.

TIMOTHY GARDNER, DIRECTOR

Mr. Gardner, a director since April 7, 2005, is a founding partner of Guardian Capital LLC, an SEC registered investment advisor established in 2004, based in Miami, Florida. Prior to Guardian Capital, he worked at Merrill Lynch for 11 years. From March 1993 to May 1995, he was based in London with the Latin America sales team. After a brief stint in New York in June 1995 to December 1996 with the emerging markets group, he was transferred to Buenos Aires where he was responsible for Merrill Lynch's institutional business until July 2000. Upon returning to London, he ran the Latin American and Eastern European Equity Sales group from August 2000 to January 2002. From February 2002 to August 2004, he worked alongside Rainey, in the International Private Client Group developing the Private Investment Bank - a new platform for high net worth individuals. Tim is a UK citizen and is fluent in Spanish. He received his BA in Business Administration with distinction from Oxford Brookes University in 1992.


DIRECTORS' TERM OF OFFICE


Directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by our Board and serve at the discretion of the Board.



AUDIT COMMITTEE AND AUDIT COMMITTEE FINANCIAL EXPERT


The Board acts as our audit committee. No member of the Board is an "audit committee financial expert," as that term is defined in Item 401(e) of Regulation S-B promulgated under the Securities Act.

To date, we have conducted limited operations and generated only minimal revenue since inception. In light of the foregoing, and upon evaluating our internal controls, our Board determined that our internal controls are adequate to insure that financial information is recorded, processed, summarized and reported in a timely and accurate manner in accordance with applicable rules and regulations of the SEC. Accordingly, our Board concluded that the benefits of retaining an individual who qualifies as an "audit committee financial expert" would be outweighed by the costs of retaining such a person.



EMPLOYEES


At present, the Company employs a total of 45 employees, including one executive and two others, who are senior management. In addition, the Company currently utilizes the services of consultants in the areas of corporate and financial services. Immediately following the completion of this Offering, the Company plans to significantly expand its operations and, in connection with such operations, will require additional employees.


COMPANY FACILITIES


      It currently operates 14 stores in the New York metropolitan area that includes New Jersey counties across the Hudson River from New York City and New York counties that include Westchester County, Long Island and the New York City boroughs. Management has scouted over 75 locations in the New York/New Jersey metropolitan area, 50 stores in the LA area, 25 in Chicago, 40 in the states of North and South Carolina, 15 in Dallas, and 15 in Orlando for further expansion. The Company plans to use the Internet, direct marketing, radio, cable television and newspaper advertising to market its centers and promote its products and services.

 LIST OF LEASES:

          NUEVO FINANCIAL CENTERS - STORES LOCATIONS



    #               STORES                                  LOCATIONS                   SQF         $/SQF        TERM LEFT

    1     Union City/Headquaters      2112 Bergenline Ave, Union City, NJ 07087        1 600        $  15          5 Years
    2     West New York               6603 Bergenline Ave, West NY, NJ 07093           1 300        $  28          5Years
    3     Elizabeth                   250 North Broad St, Elizabeth, NJ 07208          1 000        $  27          5Years
    4     Brentwood                   755 Suffolk Ave, Brentwood, NY 11717             1 300        $  28          6 Months
    5     Newark                      198 Ferry St, Newark, NJ 07105                   1 450        $  26          Month to Month
    6     Sleepy Hollow               76 Beekman Ave, Sleepy Hollow, NY 10591          1 100        $  20          15 Years
    7     Ossining                    22 Croton Ave, Ossining, NY 10502                1 000        $  24          6 Months
    8     New Rochelle                514 Main St, New Rochelle, NY 10801              1 300        $  21          5 Years
    9     Morristown                  147 Speed Well Ave, Morristown, NJ 07960         1 600        $  18          10 Years
   10     PortChester                 219 West Chester Ave, Port Chester, NY 10573     1 100        $  20          5 Years
   11     Summit                      1409 Summit Ave, Union City, NJ 07087            1 000        $  15          5 Years
   12     Harrison                    601 Frank Rogers Blvd, Harrison, NJ 07029        1 160        $  15          5 Years
   13     Elizabeth-Elmora            125 Elmora Ave., Elizabeth, NJ 07208             1 503        $  22          16 Years
   14     Peekskill                   228 N Division St., Peekskill, NY 10566          1 200        $  13          20 Years



MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS


The following discussion and analysis of our plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of "Risk Factors" and elsewhere in this prospectus.


RESULTS OF OPERATIONS

FOR THE SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 2006 AS COMPARED TO JUNE 30, 2005

Since its inception on June 2, 2000 through March 11, 2005, the date of the Merger, the Company had no operations and was considered to be in the development stage as defined in Statement of Financial Accounting Standards No.
7. Therefore, comparative results for the three and six months ended June 30, 2006 as compared to the same period in 2005 are immaterial, since prior to the Merger, the Company had no operations and was considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.

In addition, the acquired entity did not prepare financial statements on a quarterly basis until 2006, and as a result, does not have the requisite data available for the period ended June 30, 2005 to present a comparative analysis.

Net sales of company-owned stores were $767,201 and $1,554,264 for the three months and six months ended June 30, 2006, respectively. For the three months and six months ended June 30, 2006, approximately 35% of the Company's revenue was derived from long distance telephone calls, while revenues generated from bill payment and wire remittance services, as well as the sale of cellular phones and prepaid cellular cards, each contributed approximately 13-14%. The remainder was derived from miscellaneous services such as internet access, prepaid long distance phone cards, photo IDs, courier and mailbox services, faxing and copying.

The Company had a net loss of $229,518 for the three months ended June 30, 2006, including a closed store reserve of $27,270 in anticipation of the closing of one of the Company's retail locations and a net loss of $384,484 for the six months ended June 30, 2006.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 AS COMPARED TO DECEMBER 31, 2004



Since its inception on June 2, 2000, through the date of the Merger, the Company had no operations and was considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7. Notwithstanding, for the purpose of this management's discussion and analysis of financial condition and results of operations, the Company is comparing the years ended December 31, 2005 and 2004 of the acquired entity.


Net sales of company-owned stores for the year ended December 31, 2005 decreased $278,719, or 8.6% to $2,956,388, as compared to $3,235,107 for the same period in 2004. Such decrease was primarily due to a lower number of stores in operation during 2005 as compared to the same period in 2004, as the Company had closed six (6) unprofitable stores during 2004. For 2005, approximately 35% of the Company's revenue was derived from long distance telephone calls, while revenues generated from bill payment and wire remittance services, as well as the sale of cellular phones and prepaid cellular cards, each contributed approximately 13-14%. The remainder was derived from miscellaneous services such as internet access, prepaid long distance phone cards, photo IDs, courier and mailbox services, faxing and copying.


The Company had a net loss of $953,739 for the year ended December 31, 2005, an increase of $569,456 or 148% as compared to a loss of $384,283 for the same period in 2004. Such increase was primarily due to a loss from the abandonment of assets of $114,072, approximately $124,000 in tax penalties attributable to the late payment of employment taxes and a settlement with the Department of Labor for the nonpayment of employee overtime and, $309,000 attributable to the decrease in revenues and lower gross profit margin due to an 8.2% increase in the cost of goods sold percentage to 74.4% in 2005 as compared to 66.2% for the same period in 2004.


LIQUIDITY AND CAPITAL RESOURCES


As of June 30, 2006, the Company had negative working capital of $822,341 and cash on hand of $354,026.

During the six months ended June 30, 2006, the Company's operating activities used approximately $325,000 of cash. This was principally due to the net loss of $384,000, increases in accounts receivable of $3,300 and prepaid insurance $1,100 and a decrease in accounts payable and accrued liabilities of $22,000, which was offset, in part, by non-cash items of $23,600, decreases in inventory of $5,500, security deposits of $1,500 and closed store reserve of $55,000. The Company believes it can improve its operating cash flows by continuously monitoring its Company-owned stores by new marketing strategies, increasing its gross margins, through the introduction of financial products and services, cost containment, among other things.

For the six months ended June 30, 2006, cash flows used in investing activities were approximately $3,500, primarily due to miscellaneous equipment purchases.

For the six months ended June 30, 2006, cash flows generated by financing activities were $592,000, raised from the two convertible note transactions completed during the first and second quarters (See Note 4 - Notes Payable, included in the Notes to Consolidated Financial Statements of this Report).

As of December 31, 2005, the Company had negative working capital of $578,668 and cash on hand of $90,873. As of December 31, 2004 the Company had working capital of $166,709 and cash on hand of $9,277.

During 2005, the Company's operating activities used approximately $581,000 of cash. This was principally due to the net loss of $954,000 and an increase in accounts receivable of $47,000 and offset, in part, by non-cash items of $230,000, decreases in inventory of $237,000 and security deposits of $52,000 and increases in accounts payable and accrued liabilities of $212,000. The Company believes it can improve its operating cash flows by continuously monitoring its Company-owned stores by new marketing strategies, increasing its gross margins, through the introduction of financial products and services, cost containment, among other things.

For the year ended December 31, 2005, cash flows used in investing activities were approximately $74,000, primarily due to capital expenditures and equipment purchases, including the renovation of one of its Company-owned stores to reflect the Nuevo branding and financial services model.

For the year ended December 31, 2005, cash flows generated by financing activities were $425,000 raised from the Bridge Loan (see Note 4 - Notes Payable, included in the Notes to Consolidated Financial Statements of this Report).

In addition to the Bridge Loan, the Company raised additional capital during the first and second quarter of 2006 (see Note 9 - Subsequent Events, included in the Notes to Consolidated Financial Statements of this Report), which the Company believes provides it with sufficient financial resources to fund its current operations for the twelve months ending December 31, 2006. Notwithstanding the foregoing, the Company is seeking additional capital to execute its revised business plan. However, there can be no assurance that the Company will be able to secure such additional financing or whether such financing, if obtained, will be available on terms favorable to the Company.


The Company believes it has sufficient financial resources to fund its current operations for the twelve months ending December 31, 2006. Notwithstanding the foregoing, the Company is seeking additional capital to execute its revised business plan. However, there can be no assurance that the Company will be able to secure such additional financing or whether such financing, if obtained, will be available on terms favorable to the Company.

PLAN OF OPERATION

The following plan of operation for the Company covers the twelve month period commencing from the date of this quarterly report.

The Company will continue to review and improve its existing operations by monitoring store performance, introducing new products and services, implementing aggressive marketing programs, and instituting employee sales training programs, cost containment, amongst other things.

As part of these initiatives, the Company is seeking to expand it's predominantly telecommunications based operations into "financial centers". As such, the Company proposes to offer higher margin financial products, such as real estate, travel, insurance, mortgages and other financial products and services to its customers.

The Company will continue to seek the additional financing it requires to implement its conversion and expansion strategy. The Company has defined a list of actions that have already been undertaken or which it hopes to begin implementing in 2006 to achieve its growth plans:

      o Secure key strategic partnerships with financial institutions and Latin America retailers;

      o Complete strategic acquisitions for select financial services with license requirements;

      o Receive permits and licenses to provide financial services not secured through acquisition;

      o Institute a centralized technology platform and database to process financial transactions;

      o     Implement aggressive market campaigns to the Hispanic community;

      o     Develop a turnkey franchise program;

      o     Create e-commerce website; and,

      o     Recruit a world class management team.



OFF-BALANCE SHEET ARRANGEMENTS.

An off-balance sheet arrangement is any contractual arrangement involving an unconsolidated entity under which a company has (a) made guarantees, (b) a retained or a contingent interest in transferred assets, (c) any obligation under certain derivative instruments or (d) any obligation under a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to the company, or engages in leasing, hedging, or research and development services within the Company.

The Company does not have any off-balance sheet financing or unconsolidated variable interest entities, with the exception of certain guarantees on leases.



                                   LITIGATION



The Company was recently named as an additional defendant in a lawsuit against the City of New York for an alleged slip and fall which purportedly occurred near a former location of the Company. At this time, the Company has no information as to the extent of the claim and has hired an attorney to investigate the matter further.

From time to time, we may be involved in various claims, lawsuits, and disputes with third parties, actions incidental to the normal operations of the business. As of the date of this offering, we are not aware of any other material claims, lawsuits, disputes with third parties or the like that would have any material affect on our business.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table indicates how many shares of our common stock were beneficially owned as of August 17, 2006, by (1) each person known by us to be the owner of more than 5% of our outstanding shares of common stock, (2) our director, (3) our executive officer, and (4) our director and executive officer as a group. In general, "beneficial ownership" includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options, or warrants, that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons name in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 25,668,223 shares outstanding on August 17, 2006.

The address of each of the director and executive officer listed below is c/o Nuevo Financial Center, Inc., 2112 Bergenline Avenue, Union City, NJ 07087.

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this memorandum, and as adjusted to reflect the maximum sale of Common Stock offered by this Memorandum, (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially five percent (5%) or more of the Company's Common Stock, (ii) each of the Named Executive Officers, (iii) by each of the Company's directors and director designates, and (iv) by all directors, director designates and executive officers as a group. The Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.



Name of Shareholder                                           Number of Shares       Percentage Owned
-------------------                                           ----------------       ----------------

Trey Rhyne                                                          2,849,586              11.10%
Rene Kleyweg                                                        2,381,015               9.28%
Ed Cabrera (1)                                                      2,196,026               8.56%
Jose Araque (2)                                                     1,630,699               6.35%
Angel Castellanos                                                   1,630,699               6.35%
John Binnie                                                         1,533,157               5.97%
REAN, LLC                                                           1,699,384               6.62%
Rainey Sellars (3)                                                    569,776               2.22%
Les Services Financiers Francis Mailhot, Inc. (4)                     806,747               3.10%
Toyma Capital Inc. (5)                                                395,000               1.54%
Timothy Gardner (6)                                                   297,829               1.16%
Jim Gatheral (7)                                                    1,088,889               4.24%
Paul Dewinter (7)                                                   1,214,916               4.73%
Brian Abdoo (7)                                                     1,088,889               4.24%
Christian Kutscher (7)                                              1,106,123               4.31%
Keith Geoff (7)                                                       700,000               2.73%
Jason Harkavy (7)                                                     700,000               2.73%
Tim Clorite (7)                                                       700,000               2.73%
John Chandler (7)                                                     114,435               0.45%
Gregory Piccinno (7)                                                  145,099               0.57%
Benjamin Cowley (7)                                                    11,444               0.04%
La Nacional Corporation (8)                                           282,855               1.10%
Marie-France Giguere (9)                                               62,500               0.24%
                                                                ---------------

Total Shares Held by Directors, Officer, Control and or            23,444,623              91.30%
Affiliates

Total Shares Held by the Public (10)                                2,223,600               8.70%
                                                                ---------------
TOTAL SHARES OUTSTANDING (11)                                      25,668,223             100.00%
                                                                ---------------

SECURED CONVERTIBLE NOTE (12)                                       2,500,000
Warrants (13)                                                         150,000
Options (14)                                                        1,000,000
                                                                ---------------

Total Shares Outstanding on a fully diluted basis                  33,318,223



1) Ed Cabrera is an employee of Empire Financial Holding Co. Empire Financial Holding Co. is the market maker filing the Form 211 for the Company with Nasdaq.

2) Jose Araque is the Chairman, Chief Executive Officer , President, Chief Financial Officer, Secretary, Treasurer and a Director of the Issuer.

3)    Rainey Sellars is a director of the Issuer.

4) Les Services Financiers Francis Mailhot Inc. is a company 100% owned and controlled by Francis Mailhot. Francis Mailhot is a managing director at Finkelstein Capital Inc., a corporate finance advisory firm, previously retained by the Issuer. Les Services Financiers Francis Mailhot Inc. owns 25% of Finkelstein Capital Inc.

5) Toyma Capital Inc. is a company 100% owned by the Amyot Family Trust, of which Mr. Jean-Francois Amyot is one of the beneficiaries of the trust. Mr. Amyot is a managing director of Finkelstein Capital Inc. Toyma Capital Inc. owns (25%) of Finkelstein Capital Inc. Mr. Jean-Francois Amyot controls and votes for the Amyot Family Trust.


6)    Timothy Gardner is a director of the Issuer.

7)    Founding Shareholders.

8) La Nacional Corporation is a corporation managed by Allan H. Friedman and Dilice Villafana. Allan H. Friedman and Dilice Villafana collectively controls and vote for the La Nacional Corporation.

9)    Marie-France Giguere is the common law spouse of Francis Mailhot.


10) There are 2,223,600 shares held by the public of which, 1,850,000 common shares are already registered for trading.

11) There are a total of 25,668,223 common shares outstanding owned by a total of 105 shareholders.

12) On May 2, 2006, the Company entered into a Secured Convertible Note ("Secured Note") with Vision Opportunity Capital Partners, LP ("Vision"), in the amount of $500,000. Vision has the right to convert any or all of the Secured Note into shares of the Company's common stock under certain terms and conditions, the lowest price of which is $0.20 per share.

13) As part of the Secured Note, Vision has the right, up to no later than 270 days after May 2, 2006, to subscribe and purchase Class A warrants to purchase 100,000 shares of common stock, at $.50 per share and Class B warrants to purchase 50,000 shares of common stock at $1.00 per share..

14) Jose Araque, the Company's Chairman, Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and director of the Issuer and Ed Cabrera, a consultant were each granted 500,000 share purchase options at $0.001. The options are currently exercisable and will expire on September 2, 2007.


                              SELLING SHAREHOLDERS

The table below sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

The shares of common stock being offered in this prospectus (including shares issuable upon the conversion of convertible promissory notes) were issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to
Section 4(2) of the Securities Act.

Because the selling shareholders may offer all, some, or none of their shares of our common stock, we cannot provide a definitive estimate of the number of shares that the selling shareholders will hold after this offering.

Other than as indicated, none of the selling shareholders has at any time during the past three years acted as one of our employees, officers, or directors or otherwise had a material relationship with us.


For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling shareholder and the percentage ownership of that selling shareholder, shares of common stock issuable through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days, and upon the conversion of promissory notes that are presently convertible or may be converted within 60 days. Each selling shareholder's percentage of ownership in the following table is based on 25,668,223 shares of common stock outstanding as of August 17, 2006.



------------------------------------------ ------------------------------ --------------- ------------------------
                                                                            Number of       Shares beneficially
                                             Shares beneficially owned    common shares       owned after the
           Selling Shareholder                 prior to the offering      registered in          offering
------------------------------------------ ------------------------------      this       ------------------------
                                               Number         Percent       prospectus      Number      Percent
========================================== ================ ============= =============== ============ ===========
2964-2097 QUEBEC INC  (1)                          100,000     0.39%            100,000
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
3516776 CANADA INC  (2)                            175,000     0.68%            175,000
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
3650162 CANADA INC (3)                              20,000     0.08%             20,000
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
6047815 CANADA INC (4)                               5,000     0.02%              5,000
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
6265880 CANADA INC  (5)                             15,000     0.06%             15,000
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Alice Arnold                                           500     0.00%                500
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Richard Arrol                                    1,699,384     6.62%          1,699,384
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
ASR INVEST LTD  (6)                                238,500     0.93%            238,500
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Irma Barrientos                                        500     0.00%                500
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Richard Binhammer                                      500     0.00%                500
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Angela Buffa                                           500     0.00%                500
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Ed Cabrera (7)                                         500     0.00%                500
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Catherine Calve                                        500     0.00%                500
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Sebastien Choquet                                      100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Jean Clement                                           100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
CNL FINANCE LTD (8)                                399,300     1.56%            399,300
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Claude Cossette                                        100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Danielle Coupal                                        100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Sylvain Demers                                         100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Anne-Marie Desmarais                                   100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Bruno Desmarais                                     20,000     0.08%             20,000
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Dominique Desmarais                                    100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Jean-Francois Desmarais                                100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Michel Desmarais                                       100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Stephane Doyon                                         100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------



------------------------------------------ ------------------------------ --------------- ------------------------
                                                                            Number of       Shares beneficially
                                             Shares beneficially owned    common shares       owned after the
           Selling Shareholder                 prior to the offering      registered in          offering
------------------------------------------ ------------------------------      this       ------------------------
                                               Number         Percent       prospectus      Number      Percent
========================================== ================ ============= =============== ============ ===========
Magali Durand                                          100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Francis Fokom                                        8,200     0.03%              8,200
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Carole Fyfe                                            100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Paul Fyfe                                              100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Suzanne Fyfe                                           100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Lupe Galvan                                            500     0.00%                500
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Martine Gariepy                                        100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Josee Gauthier                                         100     0.00%                100
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
GESTION CD LAM (9)                                 200,000     0.78%            200,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
GESTION CD LAM INC                                  10,500     0.04%             10,500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Marie-France Giguere                                62,500     0.24%             62,500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Pierette Guerin                                        100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Saul Hernandez                                         500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
International Securities  Group (10)                10,000     0.04%             10,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Stellios Kontis                                     10,000     0.04%             10,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Isaac Krausz                                         7,500     0.03%              7,500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Sylvain Lachance                                       100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Carole Bellemare Lamoureux                             100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Anne Lapointe                                          100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Marie-Eve Lapointe                                     100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Neil Lapointe                                          100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Pascale Lapointe                                       100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Gilbert Laurin                                         500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
W Scott Lawler                                     150,000     0.58%            150,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Gilles Lefebvre                                        100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Louise Legendre                                        100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Les Services Financiers Francis Mailhot            383,900     1.50%            383,900             0     0.0%
Inc (11)
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Les Services Financiers Francis Mailhot            422,847     1.65%            422,847             0     0.0%
Inc
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Don Loiselle                                        17,500     0.07%             17,500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Dennis Mahbeer                                         100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Paul Mariani                                           500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Ofelia Martinez                                        500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Jacqueline McGowan                                     100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
P Mease                                                500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------




------------------------------------------ ------------------------------ --------------- ------------------------
                                                                            Number of       Shares beneficially
                                             Shares beneficially owned    common shares       owned after the
           Selling Shareholder                 prior to the offering      registered in          offering
------------------------------------------ ------------------------------      this       ------------------------
                                               Number         Percent       prospectus      Number      Percent
========================================== ================ ============= =============== ============ ===========
Bill Mesler                                            500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Mark Mesler                                            500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Francois Messier                                       100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Peter Nikiforos                                     16,000     0.06%             16,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Osprey Services Ltd                                    500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Gilles Parent                                        4,000     0.02%              4,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Elena Paul                                             500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Fatima Paulo                                           100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Alison Pringle                                         500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Jean-Jacques Provencher                              5,000     0.02%              5,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Jean-Sebastien Provencher                           16,400     0.06%             16,400             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Rahn & Bodmer                                       98,000     0.38%             98,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Sophie Rochette                                        100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Blanca Sanchez                                         500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Samantha Santos                                        500     0.00%                500             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Andre St-Arnaud                                        100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Christian St-Arnaud                                    100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Sylvain St-Arnaud                                      100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Richard St-Julien                                  150,000     0.58%            150,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Costa Thomas                                        16,000     0.06%             16,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Toyma Capital Inc (12)                             395,000     1.54%            395,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Fabien Verret                                          100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Therese Versaille                                      100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Normand Vidal                                          100     0.00%                100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Vintage Filing LLC (13)                              1,000     0.00%              1,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Von Alven Corp (14)                                180,100     0.70%            180,100             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Warburg Capital Holding (15)                       325,000     1.27%            325,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------

------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Trey Rhyne                                       2,849,586     11.10%         2,849,586             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Rene Kleyweg                                     2,381,015     9.28%          2,381,015             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Ed Cabrera                                       2,196,026     8.56%          2,196,026             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Jose Araque                                      1,630,699     6.35%          1,630,699             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Angel Castellanos                                1,630,699     6.35%          1,630,699             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
John Binnie                                      1,533,157     5.97%          1,533,157             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Rainey Sellars                                     569,776     2.22%            569,776             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------



------------------------------------------ ------------------------------ --------------- ------------------------
                                                                            Number of       Shares beneficially
                                             Shares beneficially owned    common shares       owned after the
           Selling Shareholder                 prior to the offering      registered in          offering
------------------------------------------ ------------------------------      this       ------------------------
                                               Number         Percent       prospectus      Number      Percent
========================================== ================ ============= =============== ============ ===========
Tim Gardner                                        297,829     1.16%            297,829             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Jim Gatheral                                     1,088,889     4.24%          1,088,889             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Paul Dewinter                                    1,214,916     4.73%          1,214,916             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Brian Abdoo                                      1,088,889     4.24%          1,088,889             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Christian Kutscher                               1,106,123     4.31%          1,106,123             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Keith Geoff                                        700,000     2.73%            700,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Jason Harkavy                                      700,000     2.73%            700,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Tim Clorite                                        700,000     2.73%            700,000             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
John Chandler                                      114,435     0.45%            114,435             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Gregory Piccininno                                 145,099     0.57%            145,099             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Benjamin Cowley                                     11,444     0.04%             11,444             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Charles Morgan                                     252,055     0.98%            252,055             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
La Nacional Corporation (16)                       282,855     1.10%            282,855             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------
Total                                           25,668,223     100.0%        25,668,223             0     0.0%
------------------------------------------ ---------------- ------------- -------------- ------------- -----------


1) 2964-2097 QUEBEC INC is a company in which dispositive control is held by Gaetan Morin.

2) 3516776 CANADA INC is a company in which dispositive control is held by Simon Phaneuf.

3) 3650162 CANADA INC is a company in which dispositive control is held by Simon Phaneuf.

4) 6047815 CANADA INC is a company in which dispositive control is held by Homer Pateridis.

5) 6265880 CANADA INC is a company in which dispositive control is held by Nathalie Morissette.

6) ASR INVEST LTD is a company in which dispositive control is held by Trevor Vale.

7) Edward Cabrera is a registered broker who is also a selling shareholder. Edward Cabrera is an employee of Empire Financial Holdings Co. Empire Financial Holding Co. is the market maker filing the Form 211 for the Company with Nasdaq.

8) CNL FINANCE LTD is a company in which dispositive control is held by Fred Coulon.

9) GESTION CD LAM is a company in which dispositive control is held by Jean-Guy Lambert.

10) International Securities Group is a company in which dispositive control is held by Caroline Winsor.

11) Les Services Financiers Francis Mailhot Inc is a company in which dispositive control is held by Francis Mailhot.

12) Toyma Capital Inc. is a company 100% owned by the Amyot Family Trust of which Mr. Jean-Francois Amyot is one of the beneficiaries of the trust. Mr. Amyot is a managing director of Finkelstein Capital Inc. and Finkelstein Capital Inc. is a corporate finance advisory firm previously retained by the Issuer. Toyma Capital Inc. owns (25%) of Finkelstein Capital Inc. Mr. Jean-Francois. Amyot controls and votes for the Amyot Family Trust.

13) Vintage Filing LLC is a company in which dispositive control is held by by Seth Farbman.

14) Von Alven Corp is a company in which dispositive control is held by Michaelle Armbrister.

15) Warburg Capital Holding is a company in which dispositive control is held by by Arnold Forbes.

16) La Nacional Corporation is a corporation in which dispositive control is held by Allan H. Friedman and Dilice Villafana, collectively.

                                    DILUTION


The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding or, is issuable on the exercise of warrants that have already been issued. Accordingly, there will be no dilution to our existing shareholders.



                              PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We have agreed, subject to certain limits, to bear all costs, expenses, and fees of registration of the shares of our common stock offered by the selling shareholders for resale. However, any brokerage commissions, discounts, concessions, or other fees, if any, payable to broker-dealers in connection with any sale of shares of common stock will be borne by the selling shareholders selling those shares or by the purchasers of those shares.

On our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

      o the name of each such selling shareholder and of any participating broker-dealer;

      o     the number of securities involved;

      o     the price at which such securities were sold;


      o the commissions paid or discounts or concessions allowed to any broker-dealer, where applicable;

      o that any broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and,

      o     other facts material to the transaction.

The selling shareholders may use any one or more of the following methods when selling shares:

      o     directly as principals;

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;


      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;


      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;


      o     privately negotiated transactions;

      o short sales that are in compliance with the applicable laws and regulations of any state or the United States;

      o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and,

      o     any other method permitted pursuant to applicable law.


The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

The selling shareholders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. If the selling shareholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling shareholders and may have other business relationships with, and perform services for, us. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling shareholder or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling shareholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We are required to pay expenses incident to the registration, offering, and sale of the shares under this offering. We estimate that our expenses will total approximately $50,000. We have agreed to indemnify certain selling shareholders and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments to which those selling shareholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                            DESCRIPTION OF SECURITIES

OUR COMMON STOCK

AUTHORIZED AND OUTSTANDING

Our authorized capital consists of 100,000,000 million shares of common stock, par value $.001 per share. As of August 17, 2006, 25,668,223 shares of our common stock were outstanding. The Company is authorized to issue 20,000,000 shares of preferred stock at $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Board. The Company has no shares of its preferred stock issued and outstanding.

VOTING RIGHTS

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the articles of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.


DIVIDENDS

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Delaware General Corporation Law, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

PREEMPTIVE RIGHTS

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the units of common stock sold in the offering will when issued be, fully paid and non-assessable.


To date, the Company has granted 1,000,000 stock options.


OUR TRANSFER AGENT


We have retained Interwest Stock Transfer located at 1981 East Murray Road, Suite 100 Salt Lake City, Utah 84117 as our transfer agent.



                                     EXPERTS


Our unaudited financial statements as of June 30, 2006, including the Balance Sheet and related Statement of Operations, Statement of Shareholder's Equity and Statement of Cash Flows for the year ended December 31, 2005, and Footnotes to the Financial Statements, included in this prospectus, have been so included in reliance on Jewett, Schwartz & Associates, independent registered accountants, given on the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this registration statement as having prepared or certifited any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in us. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.


                                  LEGAL MATTERS

The validity of our common stock  offered  hereby will be passed upon for Joseph
I. Emas, 1224 Washington Avenue, Miami Beach, FL 33139.


DISCLOSURE  OF  COMMISSION   POSITION  OF  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

      o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

      o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or,

      o effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

      o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

      o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or,

      o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This   statute   could   prohibit  or  delay   mergers  or  other   takeover  or
change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.


Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

      o     conducted himself or herself in good faith;

      o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and,

      o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Related Party Transactions Within The Past Two Years.


On January 31, 2005 the Company entered into a consulting agreement ("Consulting Agreement") with Consultant Investments, LLP, which is owned by a shareholder of the Company, whereby the Consultant ("Consultant") was engaged to act as a consultant in connection with taking the Company "public" through a reverse merger, or any other means, and giving access to at least $5 million in capital. The Company engaged the Consultant as its exclusive agent in the placement of securities of the Company in one or more related transactions one or more investors in the form of equity, debt, or convertible instruments, equity line, or any other securities, and instruments. Under the Consulting Agreement, upon the consummation of taking the Company "public" and funding the Company for a total of $5 million in capital, the Company will pay the Consultant a fee equal to 10% of the total shares of Common Stock outstanding of the Company, on a fully diluted basis. The Consulting Agreement may be terminated by either party, at any time, with or without cause, upon written notice to the other party; provided, however, that if the Company, directly or indirectly, consummates an issuance of its securities within twelve months following such termination with a party identified by the consultant, then the Consultant will be entitled to the full amount of fees contemplated under the Consulting Agreement.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES


FINANCIAL STATEMENTS FOR DECEMBER 31, 2005
------------------------------------------------------------------------------------------------------
Report of Independent Certified Public Accountants.................................................... 38
Consolidated Balance Sheets as of December 31, 2005................................................... 39
Consolidated Statements of Operations for the years ended December 31, 2005 and 2004 ................. 40
Consolidated Statement of Changes in Shareholders' Deficiency for the years ended December 31, 2005 and 2004 ........................................................................................... 41
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 ................. 42
Notes to Consolidated Financial Statements ........................................................... 43

FINANCIAL STATEMENTS FOR JUNE 30, 2005
------------------------------------------------------------------------------------------------------
Condensed Consolidated Balance Sheets as of March 31, 2006 (unaudited)................................ 53
Condensed  Consolidated  Statements  of  Operations  for the Three and Nine  Months  Ended March 31,
  2006 (unaudited).................................................................................... 54
Condensed Statements of Cash Flows for the Three and Nine Months Ended
  March 31, 2006 (unaudited).......................................................................... 55
Notes to Condensed Consolidated Financial Statements (unaudited)...................................... 56


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and shareholders of Nuevo Financial Center, Inc.

We have audited the accompanying balance sheet of Nuevo Financial Center, Inc. as of December 31, 2005 and the related statements of operations, changes in shareholders' equity and cash flows for the years ended 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuevo Financial Center, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Nuevo Financial Center, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, Nuevo Financial Center, Inc. has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Jewett, Schwartz & Associates

Hollywood, Florida
July 1, 2006

                          NUEVO FINANCIAL CENTER, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005



                                     ASSETS
Current assets
         Cash                                                              $    90,873
         Commissions Receivable                                                 47,000
         Inventory                                                               7,099
         Prepaid income taxes                                                      250
                                                                           -----------
Total current assets                                                           145,222

Property and equipment
         Equipment                                                             440,596
         Furniture and fixtures                                                180,671
         Leasehold improvements                                                610,100
                                                                           -----------
                                                                             1,231,367
Less: accumulated depreciation & amortization                                 (675,620)
                                                                           -----------
Total property and equipment                                                   555,747

Other assets
         Security deposits                                                      52,050
                                                                           -----------

Total assets                                                               $   753,019
                                                                           ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
         Current liabilities
              Accounts payable                                             $   298,890
              Notes payable                                                    425,000
                                                                           -----------
Total current liabilities                                                      723,890

Shareholders' equity
         Common stock, 100,000,000 shares $.001 par stock authorized,
              23,700,000 shares issued and outstanding                          23,700
         Additional paid-in capital                                          3,294,925
         Accumulated deficit                                                (3,289,496)
                                                                           -----------
Total shareholders' equity                                                      29,129
                                                                           -----------

Total liabilities and shareholders' equity                                 $   753,019
                                                                           ===========




The accompanying notes are an integral part of these financial statements.

                          NUEVO FINANCIAL CENTER, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                   2005               2004

Revenue                                        $  2,956,388       $  3,235,107

Cost of Sales                                     2,156,441          2,141,593
                                               ------------       ------------


Gross profit                                        799,947          1,093,514

Total general and administrative expenses         1,639,614          1,477,797
                                               ------------       ------------


Loss from operations                               (839,667)          (384,283)

Other income and (expense)
     Loss on abandonment of assets                 (114,072)                --
                                               ------------       ------------

Loss before taxes                                  (953,739)          (384,283)

Provision for federal income taxes                       --                 --
                                               ------------       ------------

Net loss                                       $   (953,739)      $   (384,283)
                                               ============       ============


Weighted average shares outstanding              46,903,617         68,937.725
                                               ============       ============

Basic and diluted loss per share               $      (0.02)      $      (0.01)
                                               ============       ============


The accompanying notes are an integral part of these financial statements.

                          NUEVO FINANCIAL CENTER, INC.
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                               Common Stock
                         Additional Paid In Capital
                      -----------------------------------------------
                      500,000,000 shares authorized        Additional      (Accumulated
                           Shares        no par value   Paid in Capital       Deficit           Total
                      ------------------------------------------------     -------------   -----------------
Balance at 12/31/03       34,954,338                       $ 2,177,625      $(1,951,424)      $   226,201

Conversion of note
payable to shares
of common stock           40,780,065                         1,000,000                          1,000,000

Issuance of shares
at $.003 per share        40,780,065                           141,000                            141,000

Net loss                          --                                --         (384,283)         (384,283)
                         -----------      -----------      -----------      -----------       -----------

Balance at 12/31/04      116,514,468                       $ 3,318,625      $(2,335,707)      $   982,918
                         ===========      ===========      ===========      ===========       ===========



                      100,000,000 shares authorized       Additional     (Accumulated
                           Shares     $.001 par value   Paid in Capital      Deficit            Total
                      -------------------------------------------------  --------------    -----------------

Share exchange           (116,514,468)                  $ (3,318,625)      $                 $ (3,318,625)

Amended
Capitalization             23,700,000       23,700         3,294,925                            3,318,625

Net loss                           --                             --          (953,789)          (953,789)
                         ------------       ------      ------------       -----------       ------------

Balance at 12/31/05        23,700.000       23,700      $  3,294,925       $(3,289,496)      $     29,129
                         ============       ======      ============       ===========       ============



The accompanying notes are an integral part of these financial statements.

                          NUEVO FINANCIAL CENTER, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                                2005             2004

Cash flows from operating activities
     Net loss                                               $  (953,739)      $  (384,283)
     Adjustments to reconcile net income to net cash
       used in (provided by) operating activities
           Depreciation                                         116,240           137,078
           Loss on abandonment of assets                        114,072                --
           (Increase) decrease in:
              Accounts receivable                               (47,000)               --
              Inventory                                         236,504            66,397
              Security deposits                                  52,146                --
           Increase (decrease) in:
              Accounts payable and accrued liabilities          212,469            13,878
                                                            -----------       -----------

Net cash used in operating activities                       $  (269,308)      $  (166,930)
                                                            -----------       -----------

Cash flows from investing activities
     Acquisition of equipment                                   (74,096)               --
                                                            -----------       -----------
Net cash used in investing activities                       $   (74,096)      $        --
                                                            -----------       -----------

Cash flows from financing activities
     Proceeds from notes payable                                425,000                --
     Shareholder contributions                                       --           141,000
                                                            -----------       -----------
Net cash provided by financing activities                   $   425,000       $   141,000
                                                            -----------       -----------

Net increase (decrease) in cash                                  81,596           (25,930)

Cash
     Beginning of year                                            9,277            35,207
                                                            -----------       -----------

     End of year                                            $    90,873       $     9,277
                                                            ===========       ===========

Supplemental disclosures:
     Interest paid                                          $        --       $        --
                                                            ===========       ===========
     Taxes paid                                             $        --       $        --
                                                            ===========       ===========

Noncash investing and financing activities:
     Conversion of Notes to Common Stock                    $        --       $ 1,000,000
                                                            ===========       ===========






The accompanying notes are an integral part of these financial statements.

                          NUEVO FINANCIAL CENTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT AND ACCOUNTING POLICIES


Organization

Nuevo Financial Center, Inc. ("Company"), formerly Millennium Capital Venture Holdings, Inc. ("MCVH"), was incorporated in the State of Delaware on June 2, 2000 to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign corporation.

On March 11, 2005, the Company completed the acquisition of Telediscount Communications Inc., ("Telediscount"). Telediscount, a New York corporation, was incorporated in June of 1998, primarily to provide telecommunication, long distance service, wire transfers service, phone cards, internet, cellular, accessories, bill payment, and other related products and services. Pursuant to an Agreement and Plan of Merger, all of the outstanding shares of Telediscount's common stock were converted at the Closing Date into shares of MCVH common stock ("Common Stock"). On November 18, 2005, MCVH changed its name to Nuevo Financial Center, Inc.

This summary of significant accounting policies of the Company are presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles, except where indicated, and have been consistently applied in the preparation of the financial statements.

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. The Company's independent accountants include a "going concern" paragraph in their audit report accompanying these financial statements that cautions users of the statements that the Company needs to seek new sources or methods of financing or revenue to pursue its business strategy. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company is currently seeking additional capital funding, has updated its business model, services and strategy and has closed less profitable locations in response to such concerns. The Company anticipates that the above changes will help to generate sufficient working capital to cover certain operating expenditures. However, there can be no assurance that the Company will be able to successfully acquire the necessary capital investment or revenue to continue their on-going efforts and continue operations. These factors, among others, create an uncertainty about the Company's ability to continue as a going concern.

Revenue Recognition

The Company generates revenue principally from money remittance and the sale of telecommunication products and internet-based services. The Company presents revenue in accordance with Staff Accounting Bulletin (SAB) No. 104 "Revenue Recognition in Financial Statements", under which revenue is realized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. Accordingly, the Company recognizes revenue when services are rendered or when the product is delivered.

Since revenue was generated primarily through money remittance and bill payment services in 2005, the Company adopted Emerging Issues Task Force (EITF) Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent". In accordance with EITF 99-19, the Company reports income based upon the Company's status as a primary obligor, the extent of their pricing latitude and related risks associated with the transaction. In connection thereto, the Company reports revenue as follows:

                          NUEVO FINANCIAL CENTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Bill Payment and Wire Remittance Fees or Commissions - The Company collects a processing fee or commission, in addition to funds collected from customers toward the payment of third party bills or amounts to be wire transferred to a third party. Since the Company is an authorized agent of the bill payment and wire remittance providers, such amounts destined for third parties are not reflected in the Company's gross income, as the Company's suppliers assume the majority of the business risks when providing the service. Only the gross fees or commissions collected on these transactions are recorded as income by the Company, as the Company assumes the risk of transferring the fees and has the ability to determine its share of the fee or commission structure. A portion of the gross fees collected by the Company are for the benefit of the bill payment and wire remittance providers; therefore, the fees or commissions remitted directly to the processors are included as cost of goods sold. Revenue, from the processing fees or commissions, is recognized upon the delivery of service to and payment from the customer.

Phone Activation Commissions - The Company earns a commission from phone activations and other related services at its retail centers are recorded on a net basis, as the pricing and risk associated with the transaction remain with the supplier. The Company receives commissions approximately 45 days after month end, which allows the supplier to offset amounts due to the Company for any customers whose phone activation may be subsequently terminated due to nonpayment. This method of net revenue presentation does not impact operating profit, net income, earnings per share or cash flows.

Retail sales - All other retail sales generated by the Company are reported based on the gross amount received from the customer at the time of the sale, with the amounts paid out directly to any suppliers reported as cost of sales. The Company reports revenue in this manner as it has the direct risk associated with the sale and has control over pricing. Revenue is recognized upon sale or delivery of goods to the customer.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Restricted cash

Relates to funds collected on behalf of the Company's customers for third party bill payments, of which the Company is an authorized agent. Such funds are held by the Company until such time that these funds are collected by the third parties. As of December 31, 2005, cash and cash equivalents includes approximately $40,000 of restricted funds.

Inventories

The Company maintains consigned inventory consisting of cellular phones and calling cards at their locations. The Company does not have ownership of these items; therefore, consigned inventory on hand at December 31, 2005 is excluded from the financial statements.

As of December 31, 2005, the Company does maintain inventory in the amount of $7,099, consisting of cell phone accessories and miscellaneous merchandise for sale, which is valued at the lower of cost or market using the first-in, first-out ("FIFO") method.

                          NUEVO FINANCIAL CENTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


Property and Equipment

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation expense is computed using the straight-line method of accounting over the estimated useful lives of the assets ranging from five years to seven years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board "(FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure" ("SFAS No. 148") which amends FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS No. 123.

The Company accounts for the stock options using the intrinsic value method as prescribed under the Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations and provides the disclosure-only provisions of SFAS No. 123. The exercise price is deemed to be equal to the fair market value at the date of the grant; therefore, no compensation expense has been recognized for stock options granted or cancelled in the financial statements.

Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Advertising

Advertising costs are charged to expense during the period in which they were incurred. Advertising expenses for the years ended December 31, 2005 and 2004 approximated $10,989 and $3,400, respectively.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

Contingently Convertible Instruments

In September 2004, the EITF reached a consensus on Issue No. 04-08, "The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share" ("EITF 04-08"), which is effective for reporting periods ending after December 15, 2004. EITF 04-08 requires companies to include shares issuable under convertible instruments in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. In addition, prior period earnings per share amounts presented for comparative purposes must be restated. EITF 04-08 did not impact earnings per share in 2005.

                          NUEVO FINANCIAL CENTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


Inventory Pricing

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." The new statement amends Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This statement requires that those items be recognized as current-period charges and requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. The Company does not expect adoption of this statement to have a material impact on its financial condition or results of operations.

Share-Based Payment


In December 2004, the FASB issued a revision of SFAS 123 ("SFAS 123(R)") that requires compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123 and is effective as of the first interim period beginning after January 1, 2006. Based on the number of shares and awards outstanding as of December 31, 2005 (and without giving effect to any awards which may be granted in 2006), we do not expect the adoption of SFAS 123(R) to have a material impact on the financial statements.

In March 2005, the U.S. Securities and Exchange Commission ("SEC"), released SAB 107, "Share-Based Payments" ("SAB 107"). The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff's views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management's Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation to be classified in the same expense lines as cash compensation is reported for the same employees. The Company and management is reviewing SAB 107 in conjunction with its review of SFAS 123R.

Conditional Asset Retirement

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47 - "Accounting for Conditional Asset Retirement Obligations - an Interpretation of SFAS 143 ("FIN No. 47"). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective no later than December 31, 2005. FIN No. 47 did not impact the Company for the year ended December 31, 2005.

                          NUEVO FINANCIAL CENTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a Replacement of APB No. 20 "Accounting Changes" ("APB No. 20") and FASB Statement No. 3 ("SFAS No.154"). SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.

NOTE 2 - COMMISSIONS RECEIVABLE

Commissions Receivable, in the amount of $47,000, consists primarily of amounts due from Sprint on the sale of cellular phones. The Company regularly monitors collectibility and makes allowances for doubtful accounts when collection is not reasonably assured. No allowance for doubtful accounts was made at December 31, 2005.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment, net as December 31, 2005 consists of the following:

                                                                       2005


        Equipment                                              $      440,596
        Furniture and fixtures                                        180,671
        Leasehold Improvements                                        610,100
                                                               ---------------
                      Total property and equipment                  1,231,367
        Less: accumulated depreciation and amortization             (675,620)
                                                               ---------------
                       Net property and equipment              $      555,747
                                                               ===============

Depreciation expense for the years ended December 31, 2005 and 2004 was $116,240 and $137,078 respectively.

NOTE 4 - NOTES PAYABLE

During 2004, a $1,000,000 note payable balance was converted to 40,780,065 shares of Telediscount common stock.

On February 11, 2005, the Company entered into a bridge loan agreement ("Bridge Loan") with Finkelstein Capital, Inc. (FCI) in the amount of $425,000. Under the terms of the Bridge Loan, it was to be repaid with interest at the rate of five (5%) percent per annum, at the earlier of July 1, 2005, or in the event the Company completed a subsequent financing in the amount of $5,000,000 ("Subsequent Financing"). In addition, FCI was to receive a finder's fee in the amount of 5% of the Bridge Loan, to be paid at the closing of a Subsequent
Financing. Since the Company has not yet completed any such Subsequent Financing, the Company and FCI are currently renegotiating the repayment terms of the Bridge Loan. As such, until the terms of the Bridge Loan have been finalized, the Company has reclassified this Bridge Loan to a current liability. Accrued interest expense in connection with the Bridge Loan for the year ended December 31, 2005 was $14,812.

NOTE 5 - RELATED PARTY

During 2005 and 2004, the Company paid an officer of the Company consulting fees, along with reimbursement of expenses incurred during the course of business. Amounts paid out for consulting and professional fees for December 31, 2005 and 2004 total $69,037 and $44,750, respectively.

                          NUEVO FINANCIAL CENTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

On January 31, 2005 the Company entered into a consulting agreement ("Consulting Agreement") with Consultant Investments, LLP, which is owned by a shareholder of the Company, whereby the Consultant ("Consultant") was engaged to act as a consultant in connection with taking the Company "public" through a reverse merger, or any other means, and giving access to at least $5 million in capital. The Company engaged the Consultant as its exclusive agent in the placement of securities of the Company in one or more related transactions one or more investors in the form of equity, debt, or convertible instruments, equity line, or any other securities, and instruments. Under the Consulting Agreement, upon the consummation of taking the Company "public" and funding the Company for a total of $5 million in capital, the Company will pay the Consultant a fee equal to 10% of the total shares of Common Stock outstanding of the Company, on a fully diluted basis. The Consulting Agreement may be terminated by either party, at any time, with or without cause, upon written notice to the other party; provided, however, that if the Company, directly or indirectly, consummates an issuance of its securities within twelve months following such termination with a party identified by the consultant, then the Consultant will be entitled to the full amount of fees contemplated under the Consulting Agreement.

NOTE 6 - INCOME TAXES

The provision (benefit) for income taxes from continued operations for the years ended December 31, 2005 consists of the following:

                                                                       2005
        Current:
            Federal                                          $           -
            State                                                        -
        Total                                                            -
        Benefit from increase in valuation allowance                 (953,739)
        Benefits of operating loss carry forwards                     953,739
                                                                      -------

        Benefit from income taxes                            $           -

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax assets and liabilities result principally from the following:

                                                         2005              2004
                                                         ----              ----
        Net operating loss-carry forwards
           expiring between 2018 - 2025           $ 3,300,000       $ 2,400,000
        Depreciation and amortization                      --                --
        Other                                              --                --
                                                  -----------------------------
        Deferred income tax asset                 $ 3,300,000       $ 2,400,000
                                                  =============================


The net deferred tax assets and liabilities are comprised of the following:

                                                         2005              2004
                                                         ----              ----
        Deferred tax assets
                 Current                                   --                --
                 Non-current                      $ 1,320,000       $   960,000
        Less valuation allowance                   (1,320,000)         (960,000)
                                                  -----------------------------

                 Net deferred income tax asset    $        --       $        --
                                                  =============================

In accordance with Internal Revenue Code Section 382, the Company may be limited in its ability to recognize the benefit of future net operating loss carry-forwards. Consequently, the Company did not include a benefit from operating loss carry forwards.

                          NUEVO FINANCIAL CENTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 7 - COMMITMENTS

Leases

The Company has entered into multiple non-cancelable lease agreements which cover various equipment and rental space. These leases are accounted for as operating leases. These leases expire between 2005 and 2010.

Future minimum payments under these non-cancelable leases are as follows as of December 31, 2005:

                  Year                                  Amount
                  ----                                  ------
                  2006                               $    296,079
                  2007                                    287,216
                  2008                                    280,998
                  2009                                    248,135
                  2010                                    161,883
                                                     ------------
                                                     $ 1,274,311
                                                     ============

Rent expense for December 31, 2005 and 2004 was $501,747 and $510,460, respectively.

Guarantee

In December 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements ("FIN 45")." FIN 45 requires the disclosure of any guarantees in place at December 31, 2002 and the recognition of a liability for any guarantees entered into or modified after that date.

As part of the daily services provided to customers, the Company acts as an agent and will collect and remit funds internationally through an agreement with third-party transmitters. These funds are held in safes at the Company's various locations, until picked up by these third-parties, which can vary from several times a day to a few times per week. The Company has guaranteed, under agreements entered into between 1999 and 2003, the payment of all sums due and owing to these third-parties. In the event of default, the Company is liable for any amounts due, along with any attorney fees and costs associated with enforcement of terms.

As of December 31, 2005 and 2004, the Company held a total of $40,352 and $18,291, respectively throughout its various locations. The Company has included these amounts as accrued liabilities at the end of the year.

Lawsuit

In May 2005, a judgment from the United States Department of Labor was entered into against Telediscount for alleged violations of the Fair Labor Standards Act. The Company was assessed a penalty of $100,000, requiring an initial payment of $16,000 at May 1, 2005, with the remaining balance of approximately $84,000 over a period of twelve equal monthly installments. The Company is satisfying this liability in accordance with the terms of the agreement.

NOTE 8 - SHAREHOLDERS' EQUITY

Conversion of debt to equity

During December 2004, Telediscount converted its $1,000,000 note payable to 40,780,065 no par common stock at a per share price of $.024. The $1,000,000 is included as paid in capital.

                          NUEVO FINANCIAL CENTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Common stock issuance

In May 2004, Telediscount issued 40,780,065 additional shares of its no par common stock at a per share price of $.0022 each. This represents a total investment of $90,000, which is included as paid in capital.

Share exchange

In March 2005, 116,514,468 outstanding shares of Telediscount common stock were exchanged for 23,700,000 shares of Common Stock, in accordance with an Agreement and Plan of Merger.

Stock options

Stock options are issued to members of management as a form of compensation. There is no formal plan or award for these options; rather, they are issued at the discretion of the Board of Directors ("Board") discretion. The options are exercisable at the end of three years and can be subject to Board approval and recession and expire four years after their exercise date.

At the end of December 31, 2004, there were 1,000,000 outstanding stock options granted to management for purchase at $0.01 per share. The options that remain in effect at December 31, 2005 have a grant date of September 2, 2000, exercise date of September 2, 2003 and will expire on September 2, 2007.

The following is a summary of stock options outstanding at December 31, 2005 and 2004:

                                           2005            2004

                Beginning balance         1,000,000      1,000,000
                Granted or issued                --             --
                Exercised                        --             --
                Forfeited or expired             --             --
                Ending balance            1,000,000      1,000,000

In accordance with SFAS No. 123, the Company accounts for the stock options using the intrinsic value method as prescribed under the APB No. 25, and related interpretations and provides the disclosure-only provisions of SFAS No. 123. The exercise price is deemed to be equal to the fair market value at the date of the grant, therefore no compensation expense has been recognized for stock options granted or cancelled in the financial statements.

In December 2002, the FASB issued SFAS No. 148 which amends SFAS No., 123, providing alternative methods of accounting and requiring more prominent and frequent disclosures of the effects of stock-based compensation under the fair value-based method.

The Black - Scholes method option pricing model was used to estimate fair value as of the date of grant using the following assumptions: 2005 2004

                Risk-Free                    1.35%       1.35%
                Expected volatility         50.00%      50.00%
                Expected life              2 Years     3 Years
                Expected dividends            --          --

If the Company had determined compensation expense for its stock-based compensation plans based on the fair value at the grant dates consistent with the method of SFAS No. 123 and SFAS No. 148, the Company's pro forma net earnings and basic and diluted earnings per share ("EPS") would have been as follows:

                          NUEVO FINANCIAL CENTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


                                                                        2005            2004

          Net loss, as reported                                      $(953,739)      $(384,283)
          Less total stock-based compensation
          expense under the fair value-based method, net of tax         (4,166)         (4,762)
                                                                     ---------       ---------

          Pro-forma net earnings                                     $(957,905)      $(389,045)
                                                                     =========       =========

          Basic and diluted EPS, as reported                         $    (.00)      $    (.00)
          Pro forma, basic and diluted EPS                           $    (.00)      $    (.00)


NOTE 9 - SUBSEQUENT EVENTS

On March 25, 2006, the Company entered into a Convertible Promissory Note ("Convertible Note") with certain investors ("Investors"), in the amount of $91,973. Under the terms of the Convertible Note, due April 1, 2007, it was to be repaid through either conversion by the Investors into cash, or into quoted shares of Common Stock, including an interest rate of ten (10%) percent per annum from the closing date to the conversion date. On April 24, 2006, the Investors converted the principal amount of the promissory note into shares of Common Stock at a price of $.04 per share of Common Stock.

On May 2, 2006, the Company entered into a Secured Convertible Note ("Secured Note") with Vision Opportunity Capital Partners, LP ("Vision"), in the amount of $500,000. The Company received proceeds of $484,600, net of legal fees, documentation costs and filings fees of $15,400. In addition to the Secured Note, the Company simultaneously entered in a Securities Purchase Agreement, Security Agreement, and Unit Purchase Warrant (collectively, the "Agreements"). The Secured Note, together with accrued but unpaid interest at the rate of ten (10%) percent per annum is due on the earliest of: (i) the completion of a financing in which the Company receives no less than $2,500,000 in gross proceeds ("Eligible Financing") or (ii) one year after the date of exercise by Vision of the Unit Purchase Warrant. Under the terms of the Agreements, Vision has the right to convert, at its sole option, a portion or all amounts of principal and interest due and outstanding under this Note into shares of Common Stock at a price (the "Conversion Price") equal to the greater of (i) if before the completion of an eligible financing, (A) 60% of the daily volume weighted average price ("VWAP" of the Common Stock for ten trading days ending on the last trading day prior to the conversion date or (B) $.60 or (ii) if after October 1, 2006, if an eligible financing shall not have been consummated by that date (X) 60% of the VWAP for the ten trading days ending on the last trading day prior to the conversion date, or (Y) $.20. In addition, Vision is entitled, at any time on or after the date hereof ("Initial Exercise Date") and on or prior to the close of business on the 270th day after the Initial exercise date but not thereafter to subscribe and purchase Class A warrants (the "A Warrants") to purchase 100,000 shares of Common Stock, at $.50 per share, (iii) Class B warrants (the "B Warrants") to purchase 50,000 shares of Common Stock at $1.00 per share.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


On March 31, 2003, the then Board of Directors ("Board") of MCVH dismissed Mr. Stan J.H. Lee, CPA ("Lee"), as the Company's independent auditors and appointed Grant Thornton LLP ("Grant Thornton") as the Company's new independent accountants. However, for the two years ended December 31, 2001, the Company did not consult with Grant Thornton regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered regarding our financial statements, nor did the Company consult with Grant Thornton with respect to any accounting disagreement or any reportable event as such term is defined by paragraph (a)
(1) (iv) of Item 304 of Regulation S-B.

On February 6, 2004, the Board of Directors of Millennium Venture Capital Holdings Ltd. (the "Company") dismissed Grant Thornton, the Company's independent auditors and appointed Amisano Hansen ("Hansen") as the Company's new independent accountants. Grant Thornton audited the Company's consolidated financial statements for the Company's most recent fiscal year ended December 31, 2002.

On February 24, 2005, the Registrant declined to renew the engagement of Hansen as the independent accountant engaged to audit the financial statements of the Registrant and engaged Schwartz Levitsky Feldman LLP ("Schwartz") as its new independent registered public accounting firm to audit its financial statements beginning with the years ending December 31, 2004 and December 31, 2003. Hansen did not audit any of the Company's consolidated financial statements.

During these periods and the periods prior to the Registrant declining to renew their engagement, there were no disagreements with Lee, Grant Thornton or Hansen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to any of these accounting firm's satisfaction would have caused any or all of these accounting firms to make reference to this subject matter of the disagreements in connection with Lee's report, nor were there any "reportable events" as such term is defined in Item 304(a)(3) of Regulation S-B, promulgated under the Securities Exchange Act of 1934, as amended.

The Registrant determined that, although the Registrant was very satisfied with the quality of the audits prepared by Lee and Grant Thornton, a new independent certified public accountant would be in the best interests of the shareholders of the Registrant. The decisions not to renew the engagements with Lee, Grant Thornton, and Hansen were approved by the Registrant's Board.

The audit reports of Lee and Grant Thornton for the Registrant's years ending December 31, 2001 and December 2002, respectively, did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, other than the uncertainty that the Registrant might not be able to operate as a going concern. The Registrant requested and Lee furnished the Company with a letter addressed to the Securities and Exchange Commission confirming that Lee agreed with the statements made above.

                          NUEVO FINANCIAL CENTER, INC.
                            CONDENSED BALANCE SHEETS


                                                              JUNE 30, 2006 DECEMBER 31, 2005
                                                              -------------------------------
                                                               (unaudited)        (audited)

                                     ASSETS
Current Assets

     Cash                                                       $   354,026       $    90,873
     Accounts receivable                                             50,300            47,000
     Inventory                                                        1,588             7,099
     Prepaid insurance                                                1,140                --
     Prepaid income taxes                                               250               250
                                                                -----------       -----------
Total current assets                                            $   407,304       $   145,222

Property and equipment
     Machinery and equipment                                        424,596           440,596
     Furniture, fixtures, and improvements                          168,171           180,671
     Leasehold improvements                                         602,114           610,100
                                                                -----------       -----------
                                                                  1,194,881         1,231,367
     Less: accumulated depreciation and amortization               (685,190)         (675,620)
                                                                -----------       -----------
Total property and equipment                                        509,691           555,747

Other assets
     Security deposits                                               50,559            52,050
                                                                -----------       -----------

Total assets                                                    $   967,554       $   753,019
                                                                ===========       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

     Current liabilities
         Accounts payable                                       $   277,375       $   298,890
         Notes payable                                              925,000           425,000
         Closed store reserve                                        27,270                --
                                                                -----------       -----------
Total current liabilities                                       $ 1,229,645       $   723,890

Shareholders' equity

     Capital stock                                                   23,700            23,700
       Additional paid-in capital                                 3,388,189         3,294,925
     Retained earnings                                           (3,673,980)       (3,289,496)
                                                                -----------       -----------

Total shareholders' equity                                         (262,091)           29,129
                                                                -----------       -----------

Total liabilities and shareholders' equity                      $   967,554       $   753,019
                                                                ===========       ===========


The accompanying notes are an integral part of these condensed financial statements.

                          NUEVO FINANCIAL CENTER, INC.
                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                      FOR THE THREE MONTHS   FOR THE SIX MONTHS
                                                       ENDED JUNE 30, 2006   ENDED JUNE 30, 2006
------------------------------------------------------------------------------------------------
Revenues                                                   $    767,201          $  1,554,264
     Less: sales discounts, returns and allowances                    0                     0
                                                           ------------          ------------

Net revenue                                                $    767,201          $  1,554,264

Cost of sales                                                   450,619               920,228
                                                           ------------          ------------

Gross profit                                                    316,582               634,036

Total general and administrative expenses                       518,828               964,699
                                                           ------------          ------------

Loss from operations                                           (202,246)             (330,663)

Other income and (expense)
     Miscellaneous income                                            --                 2,500
     Closed store reserve                                       (27,270)              (54,540)
     Penalties                                                       (2)               (1,781)
                                                           ------------          ------------

Total other income and (expense)                                (27,272)              (53,821)
                                                           ------------          ------------


Loss before taxes                                              (229,518)             (384,484)

Provision for federal income taxes                                    0                     0
                                                           ------------          ------------


Net loss                                                   $   (229,518)         $   (384,484)
                                                           ============          ============


Net loss per common share:

Basic                                                      $      (0.01)         $      (0.01)
                                                           ============          ============
Diluted                                                    $      (0.01)         $      (0.01)
                                                           ============          ============

Weighted average number of common shares

Basic                                                        23,700,000            23,700,000
                                                           ============          ============
Diluted                                                      28,745,675            26,821,085
                                                           ============          ============



The accompanying notes are an integral part of these condensed financial statements.

                          NUEVO FINANCIAL CENTER, INC.
                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                       FOR THE SIX MONTHS ENDED JUNE 30, 2006
                                                       --------------------------------------

Cash flows from operating activities
     Net loss                                                $(384,484)
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities
           Depreciation                                         22,300
           Compensation expense for share-based payments         1,291
           (Increase) decrease in:
              Accounts receivable                               (3,300)
              Inventory                                          5,511
              Prepaid insurance                                 (1,140)
              Security deposits                                  1,491
           Increase (decrease) in:
              Accounts payable and accrued liabilities         (21,515)
              Closed store reserve                              54,540
                                                             ---------
Net cash used in operating activities                                       $(325,306)

Cash flows from investing activities
     Acquisition of equipment                                   (3,514)
                                                             ---------
Net cash used in investing activities                                          (3,514)
Cash flows from financing activities
     Notes payable                                             591,973
                                                             ---------
Net cash provided by financing activities                                     591,973
                                                                            ---------

Net increase (decrease) in cash                                             $ 263,153

Cash
     Beginning of year                                                      $  90,873
                                                                            =========
     End of year                                                            $ 354,026
                                                                            =========


Supplemental disclosures:
     Interest paid                                                          $      --
                                                                            =========
     Taxes paid                                                             $      --
                                                                            =========

Noncash investing and financing activities:
     Conversion of Notes to Common Stock                                    $  91,973
                                                                            =========


The accompanying notes are an integral part of these condensed financial statements.

                          NUEVO FINANCIAL CENTER, INC,
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  JUNE 30, 2006

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Nuevo Financial Center, Inc. ("Company", "Registrant" or "Nuevo"), formerly Millennium Capital Venture Holdings, Inc. ("MCVH"), was incorporated in the State of Delaware on June 2, 2000 to serve as a vehicle to effect an acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign corporation.

On March 24, 2003, the Company acquired all of the issued and outstanding shares of Mada Multimedia Inc., a Quebec corporation ("Mada"), which was formed to design, produce and market multimedia applications in the financial education sector, as well as training courses and simulations in the stock trading sector. However, operations of Mada never commenced.

On March 11, 2005 ("Closing Date"), the Company completed the acquisition of Telediscount Communications Inc., ("Telediscount"). Telediscount, a New York corporation, was incorporated in June 1998, primarily to provide telecommunication, long distance service, wire transfers service, phone cards, internet, cellular, accessories, bill payment, and other related products and services through retail stores. Pursuant to an Agreement and Plan of Merger (collectively, the "Merger") all of the outstanding shares of Telediscount's common stock were converted into shares of MCVH common stock ("Common Stock") on the Closing Date.

On November 18, 2005, MCVH changed its name to Nuevo, to more accurately reflect its changing business strategy.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

The accompanying interim unaudited financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of June 30, 2006 and the related operating results and cash flows for the interim period presented have been made. The results of operations of such interim period are not necessarily indicative of the results of the full year. This financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005. There have been no changes in significant accounting policies since December 31, 2005.

STOCK BASED COMPENSATION PLANS

Stock options are issued to members of management as a form of compensation. There is no formal plan or award for these options. Rather, stock options are issued at the discretion of the Board of Directors ("Board"). The options are exercisable at the end of three years and can be subject to Board approval and recession and expire four years after their exercise date.

                          NUEVO FINANCIAL CENTER, INC,
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  JUNE 30, 2006

As of June 30, 2006, there were 1,000,000 outstanding stock options granted to current and former management for purchase at $0.01 per share. The options, which remain in effect at June 30, 2006, have a grant date of September 2, 2000, an exercise date of September 2, 2003 and an expiration date of September 2, 2007. As of June 30, 2006, no options have been exercised.

Compensation cost recognized in the three months and six months ended June 30, 2006 was $621 and $1,291, respectively. Compensation cost was calculated using the Black - Scholes model with the following assumptions: $.01 exercise price; average remaining life of 1.75 years; $0.01 stock price; 1.35 risk free rate; and 50% volatility. Consideration was also given to the fair value of the warrants subscribed under the secured promissory note (see NOTE 4 - NOTE PAYABLE) using the Black - Scholes model, which valued the warrants at an immaterial amount. Based on this determination, no adjustment has been made to the financial statements to reflect the fair value of the warrants.

 NOTE 3 - COMMITMENTS AND CONTINGENCIES

LITIGATION

The Company was recently named as an additional defendant in a lawsuit against the City of New York for an alleged slip and fall which purportedly occurred near a former location of the Company. At this time, the Company has no information as to the extent of the claim and has hired an attorney to outside legal counsel to investigate the matter further.


There is no other litigation currently pending or being threatened by or against the Company.

GUARANTEE

In December 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements ("FIN 45")." FIN 45 requires the disclosure of any guarantees in place at December 31, 2002 and the recognition of a liability for any guarantees entered into or modified after that date.

As part of the daily services provided to customers, the Company acts as an agent and will collect and remit funds internationally through an agreement with third-party transmitters. These funds are held in safes at the Company's various retail locations, until picked up by these third parties, which can vary from several times a day to a few times per week. The Company has guaranteed, under agreements entered into between 1999 and 2003, the payment of all sums due and owing to these third parties. In the event of default, the Company is liable for any amounts due, along with any attorney's fees and costs associated with the enforcement of terms.

As of June 30, 2006, the Company held a total of $54,375 throughout its various locations. The Company has included these amounts as accrued liabilities at the end of the year.

NOTE 4 - NOTE PAYABLE

On February 11, 2005, the Company entered into a bridge loan agreement ("Bridge Loan") with Finkelstein Capital, Inc. (FCI) in the amount of $425,000. Under the terms of the Bridge Loan, it was to be repaid with interest at the rate of five (5%) percent per annum, at the earlier of July 1, 2005, or in the event the Company completed a subsequent financing in the amount of $5,000,000 ("Subsequent Financing"). In addition, FCI was to receive a finder's fee in the amount of 5% of the Bridge Loan, to be paid at the closing of a Subsequent
Financing.  While  the  Company  has  not  yet  completed  any  such  Subsequent
Financing, the Company and FCI have verbally agreed to amend certain terms of the Bridge Loan. While a formal

                          NUEVO FINANCIAL CENTER, INC,
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  JUNE 30, 2006


amendment to the Bridge Loan is still being negotiated, the interest rate on the Bridge Loan has been increased to ten (10%) percent per annum beginning on April 1, 2006. In addition, at the time of repayment, the investors will have the right to convert into cash, or into quoted shares of Common Stock, the terms of such conversion which are still under negotiation. Furthermore, the finder's fee discussed above has been eliminated and modified in connection with the secured convertible note discussed below. The Company has previously reclassified this Bridge Loan to a current liability. Accrued interest expense in connection with the Bridge Loan for the six months ended June 30, 2006 was $15,887.


On March 25, 2006, the Company entered into a Convertible Promissory Note ("Convertible Note") with certain investors ("Investors"), in the amount of $91,973. Under the terms of the Convertible Note, due April 1, 2007, it was to be repaid through either conversion by the Investors into cash, or into quoted shares of Common Stock, including an interest rate of ten (10%) percent per annum from the closing date to the conversion date. On April 24, 2006, the Investors exercised their option to convert the principal amount of the Convertible Note into 2,299,325 shares of Common Stock at a price of $.04 per share of Common Stock.

On May 2, 2006, the Company entered into a Secured Convertible Note ("Secured Note") with Vision Opportunity Capital Partners, LP ("Vision"), in the amount of $500,000. The Company received proceeds of $484,600, net of legal fees, documentation costs and filings fees of $15,400. In addition to the Secured Note, the Company simultaneously entered in a Securities Purchase Agreement, Security Agreement, and Unit Purchase Warrant (collectively, the "Agreements"). The Secured Note, together with accrued but unpaid interest at the rate of ten (10%) percent per annum is due on the earliest of: (i) the completion of a financing in which the Company receives no less than $2,500,000 in gross proceeds ("Eligible Financing") or (ii) one year after the date of exercise by Vision of the Unit Purchase Warrant. Under the terms of the Agreements, Vision has the right to convert, at its sole option, a portion or all amounts of principal and interest due and outstanding under this Note into shares of Common Stock at a price (the "Conversion Price") equal to the greater of (i) if before the completion of an eligible financing, (A) 60% of the daily volume weighted average price ("VWAP" of the Common Stock for ten trading days ending on the last trading day prior to the conversion date or (B) $.60 or (ii) if after October 1, 2006, if an eligible financing shall not have been consummated by that date (X) 60% of the VWAP for the ten trading days ending on the last trading day prior to the conversion date, or (Y) $.20. In addition, Vision is entitled, at any time on or after the date hereof ("Initial Exercise Date") and on or prior to the close of business on the 270th day after the Initial exercise date but not thereafter to subscribe and purchase Class A warrants (the "A Warrants") to purchase 100,000 shares of Common Stock, at $.50 per share, (iii) Class B warrants (the "B Warrants") to purchase 50,000 shares of Common Stock at $1.00 per share. Accrued interest expense in connection with the Secured Note for the six months ended June 30, 2006 was $8,220. As part of the renegotiation of the terms of the Bridge Loan, the Company has accrued $22,500 as a commission expense, representing a finder's fee payable to one of the principals of FCI, who was instrumental in assisting the Company in identifying Vision.

NOTE 5 - SUBSEQUENT EVENTS

None.

PART II



PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS



ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

      o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

      o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or,

      o effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

      o the transaction in which the stockholder became an interested stockholder is approved by the board of irectors prior to the date the interested stockholder attained such status;

      o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or,

      o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This   statute   could   prohibit  or  delay   mergers  or  other   takeover  or
change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.


Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.


Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

      o     conducted himself or herself in good faith;

      o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and,

      o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement.



      Securities and Exchange Commission Fee..................... $  2,747
      Accountants' Fees and Expenses.............................        0
      Legal Fees and Expenses....................................   15,000
      Blue Sky Fees and Expenses.................................    5,000
      Printing and Mailing Costs.................................    1,000
      Miscellaneous..............................................        0
                                                                  --------

           TOTAL                                                  $ 23,747
                                                                  ========



RECENT SALES OF UNREGISTERED SECURITIES

Conversion of debt to equity - During 2004, the Company converted its $1,000,000 note payable to 40,780,065 no par common stock.

Common stock issuance - The Company issued 40,780,065 additional shares of no par common stock for a total investment of $90,000.

The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, either through Regulation S for non-United States citizens or entities or as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

ITEM 27.          EXHIBITS



(2.1) Letter of Intent, dated March 17 2005, by and between Millennium Capital Venture Holdings, Inc. and Telediscount Communications, Inc. (incorporated by reference as Exhibit 99.1 to the Company's Form 8-K filed on March 17, 2005).

(2.2) Agreement and Plan of Merger, dated March 11, 2005, by and between Telediscount Communications, Inc., Millennium Acquisition Corp, and Millennium Capital Venture Holdings, Inc., (incorporated by reference as Exhibit 2.1 to the Company's Form 8-K filed on March 28, 2005).

(3.1) Certificate of Incorporation dated June 2, 2000 (incorporated by reference as an exhibit to the Company's registration statement on Form 10-SB filed on September 5, 2000).

(3.2) Bylaws dated June 2, 2000 (incorporated by reference as an exhibit to the Company's registration statement on Form 10-SB filed on September 5, 2000).

(3.3) Specimen Stock Certificate (incorporated by reference as an exhibit to the Company's registration statement on Form 10-SB filed on September 5, 2000).

(5.1)*   Opinion of Joseph I. Emas Re: Legality of Shares.

(10.1) Form of Consulting Agreement, dated January 31, 2005, by and between Telediscount Communications, Inc. and Consultant Investments, LLP (incorporated by reference as Exhibit 10.1 to the Company's Annual Report Form 10-KSB filed on August 15, 2006).

(10.2) Form of Convertible Promissory Note, dated March 25, 2006 between the Company and Certain Current Shareholders (incorporated by reference as
         Exhibit 10.2 to the Company's Quarterly Report Form 10-QSB for the quarter ended March 31, 2006 filed on August 15, 2006).

(10.3) Form of Notice of Conversion, dated April 24, 2006 between the Company and Certain Current Shareholders in connection with Convertible Promissory Note (incorporated by reference as Exhibit 10.3 to the Company's Quarterly Report Form 10-QSB for the quarter ended June 30, 2006 filed on August 15, 2006).

(10.4) Form of Secured Convertible Note, dated May 2, 2006 between the Company and Vision Opportunity Capital Partners, LP, together with Security Agreement, Securities Purchase Agreement, Unit Purchase Warrant, Class A Common Stock Purchase Warrant, Class B Common Stock Purchase Warrant and Registration Rights Agreement (incorporated by reference as Exhibit
         10.4 to the Company's Quarterly Report Form 10-QSB for the quarter ended June 30, 2006 filed on August 15, 2006)..

(14.1) Code of Ethics (incorporated by reference as Exhibit 14.1 to the Company's Annual Form 10-KSB filed on March 16, 2005).

(15.1) Telediscount Communications, Inc. Balance Sheet and related Statement of Operations, Statement of Shareholder's Equity and Statement of Cash Flows for the year ended December 31, 2002 and Footnotes to the Financial Statements (incorporated by reference as Exhibit 99.1 to the Company's Form 8-K filed on March 28, 2005).


(15.2) Unaudited Pro Forma Combined Financial Statements of Telediscount Communications, Inc. and Nuevo Financial Center, Inc. (incorporated by reference as Exhibit 99.2 to the Company's Form 8-K filed on March 28,
         2005).

(15.3) Telediscount Communications, Inc. unaudited Statement of Income for the years ended 2003 and 2004, unaudited Consolidated Balance Sheets for the year ended December 31, 2004, and Consolidated Condensed Statements of Cash Flows for the year ended December 31, 2004, (incorporated by reference as Exhibit 99.1 to the Company's Form 8-K filed on August 5,
         2005).

(23.1)*  Consent of Jewett, Schwartz & Associates

(23.2)   Consent of Joseph I. Emas (included in Exhibit 5.1, Opinion of Joseph
         I. Emas)


*          Exhibit being filed herewith.


ITEM 28.          UNDERTAKINGS

THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;


      (2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (3) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and,


      (4) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

            (i) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

            (ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on August 23, 2006.



 NUEVO FINANCIAL CENTER, INC.





DATE: August 23, 2006                             /s/ Jose Araque
                                                  ------------------------
                                                  Jose Araque
                                                  President, CEO and Chairman


DATE: August 23, 2006                             /s/ Jose Araque
                                                  ------------------------
                                                  Jose Araque
                                                  Principal Accounting Officer



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


Signatures               Title                                   Date



/s/ Jose Araque          President, Chief Executive Officer,     August 23, 2006
Jose Araque              Chief Financial Officer, Secretary,
                         Treasurer, Principal Accounting
                         Officer, Director


/s/ Rainey Sellars       Director                                August 23, 2006
Rainey Sellars


/s/ Timothy Gardner      Director                                August 23, 2006
Timothy Gardner

POWER OF ATTORNEY



ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Jose Araque, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


August 23, 2006


                                            /s/ Jose Araque
                                            ----------------------
                                            By: Jose Araque President, CEO